As filed with the Securities and Exchange Commission on May 10, 2002
                                                  Registration No. 333-_________
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------
                           BIOMASSE INTERNATIONAL INC.
                         (Name of issuer in its charter)


Florida                                             562000                           65-0909206
(State or other jurisdiction                  (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)             Classification Code)                   Identification Number)

4720 Boulevard Royal, Suite 103                                                      Irving Rothstein, Esq.
Trois-Rivieres-Ouest                                                                 Heller, Horowitz & Feit, P.C.
Quebec, Canada G9A 4N1                                                               292 Madison Avenue
(819) 374-3131                                                                       New York, New York 10017
(Address and telephone number                                                        (212) 685-7600
of registrant's principal executive                                                  (Name, address and telephone
offices and principal place of business)                                             number of agent for service)


                      ------------------------------------
                                   Copies to:

                             Irving Rothstein, Esq.
                          Heller, Horowitz & Feit, P.C.
                               292 Madison Avenue
                            New York, New York 10017
                            Telephone: (212) 685-7600

Approximate date of commencement of proposed sale to public: At the discretion of the selling stockholders.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


                         CALCULATION OF REGISTRATION FEE
----------------------------------- ------------------ ------------------------ -------------------------- -------------------


Title of Each Class of Securities   Amount To Be       Proposed Maximum         Proposed Maximum               Amount of
to be Registered                    Registered (1)     Offering Price Per       Aggregate Offering          Registration Fee
                                                       Security (2)             Price (2)
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
Common Stock class B, par value
$0.001                                 14,111,111                $ 0.16                  $2,257,778              $207.71
----------------------------------- ------------------ ------------------------ -------------------------- -------------------
Total                                  14,111,111                                        $2,257,778              $207.71
----------------------------------- ------------------ ------------------------ -------------------------- -------------------

(1) Shares of common stock which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and upon exercise of related warrants. The number of shares of common stock registered hereunder represents a good faith estimate by the Company of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) Estimated solely for the purpose of calculating the registration fee. Based upon the last sale price on May 8, 2002.

         The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION DATED, MAY 10, 2002
                                -----------------
                          BIOMASSE INTERNATIONAL, INC.
                             ----------------------

                        14,111,111 Shares of Common Stock

         This prospectus covers 14,111,111 shares of the class B common stock, $.001 par valued, of Biomasse International, Inc. All of these shares are being offered by certain of our security holders which they will receive upon the exercise of warrants and/or the conversion of debentures. None of the warrants or debentures themselves are being registered. Our class B common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "BIMS."

         The securities offered hereby involve a high degree of risk. Please read the "Risk factors" beginning on page 3.

                        --------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our principal executive offices are located at 721 S.E. 17th Street suite 200, Fort Lauderdale, FL 33316. Our telephone number is (954) 524-0558.

                  The date of the Prospectus is ________, 2002.

                                     Summary

         Biomasse is a Florida corporation established in March 1999. We own a process to convert, in an environmentally safe manner, the waste residue produced by pulp and paper mills into steam. We intend to profit by charging mills less for waste disposal than they currently pay for shipping and storage. Our process can also provide additional benefits to mills, and profits for us, by converting the steam into energy thereby creating a low cost, clean energy source. Our principal executive offices are located at 721 S.E. 17th Street, Suite 200, Fort Lauderdale, Florida 33316. Our telephone number is (954) 524-0558.

Number of shares currently                17,114,711 shares
   outstanding

Common stock offered for sale             Up to 14,111,111 shares.
   By equity and by warrant/debenture
   holders

Price                                     At the market

Number of shares outstanding after        31,225,822
   the offering*

Use of proceeds                           Biomasse will not receive any proceeds
                                          from the sale of the shares of
                                          common stock by the selling
                                          stockholders.

Plan of distribution                      The sale of the shares of common stock
                                          by the selling stockholders may be
                                          effected by them from time to time
                                          privately or in the over the counter
                                          market or in such other market where
                                          our common stock is publicly traded or
                                          listed for quotation.

OTC Bulletin Board Symbol                 BIMS

* Assumes all of the warrants and debentures are converted and that the exercise/conversion formulas require all of the registered shares to be issued.

                                  Risk factors

         You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected.

Since we have only a limited operating history, it is difficult for you to evaluate if we are a good investment

         We were incorporated in early 1999. We began to offer our first process in 1999. Accordingly, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. Thus, our prospects must be considered in light of the risks, expenses and difficulties associated with a new and rapidly evolving market of waste to energy project. In sum, because of our limited history and the youth and inherent risks of our industry, predictions of our future performance are very difficult.

Our independent auditor has expressed concern over our ability to remain in business

         In his report on our audited financial statements, our auditor has stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. His concern is based upon our growing losses and no specific plan to have the funds necessary to implement our business plan. If his concerns are proven accurate, any investment in our securities will likely be lost.

We have incurred substantial losses and anticipate even more losses in the future which may cause us to become insolvent

         From our inception in March 1999 through December 31, 2001, we incurred an accumulated deficit of $1,025,379. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing recycling systems utilizing our process. There can be no assurance that we will ever operate profitably.

We have only one customer and generate no revenues and without them, we cannot long survive

         We have only entered into one agreement with a pulp and paper mill to utilize our process which converts pulp and paper mill waste residue into steam. We will not generate any meaningful revenues unless we obtain contracts with a significant number of pulp and paper mills. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

We need substantial additional financing or we may have to curtail operations

         Our capital requirements relating to the commercialization of our process have been, and will continue to be, significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed products. Our business plan calls for the installation of four plants over the next two years which would require at least $20,000,000 in additional financing. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue this plan. Although, we have indications from investment bankers to undertake providing us with funds for leasing, we have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations.

There still remains some question regarding the efficacy of our process and if it does not work we will have no business.

         Although considerable time and financial resources were expended in the development of our process, there can be absolutely no assurance that problems will not develop which would have a material adverse effect on our business. Although all the components that comprise our process have been separately proven efficient and reliable in large scale of industrial project size, we have not as yet realized our first completed industrial project that combine all the required components, we are uncertain if it will perform all of the functions for which it has been designed or prove to be sufficiently reliable in widespread commercial use.

Currently,   we  are  a  one  product  company  and  if  this  sole  product  is unsuccessful, we will have no business.

         Our process currently is for combusting sludge and other waste to rid pulp and paper mills of their waste products, while generating steam for energy. However, should others develop more efficient and less costly techniques, we could potentially have no future business.

We cannot patent our process so others may copy it and develop our business

         While we may consider in the future patenting the core aspect of our process, our innovative combustion chamber, overall, we cannot patent our process and the protection of our proprietary methods is limited. We regard our design as an integration of techniques that we have obtained under license as proprietary and intend to attempt to protect it with trade secret laws, proprietary rights agreements and internal nondisclosure agreements and safeguards. However, such methods do not afford complete protection, can be prohibitively expensive with frequent design changes to the system during the development phase, and there can be no assurance that others will not independently develop know-how or obtain access to our know-how or designs, concepts, ideas and documentation.

The sale of shares eligible for future sale by our current stockholders may decrease the price of our common stock

         If our stockholders, including the selling security holders listed in this prospectus, sell substantial amounts of our common stock in the public market, including shares issued upon the conversion of outstanding convertible securities or upon the exercise of warrants, then the market price of our common stock could fall.

         As of April 30, 2002, we had issued $250,000 of secured convertible debentures to the selling security holders. Under the terms of the agreement we entered into with the selling security holders, upon the effectiveness of the registration statement of which this prospectus is a part and subject to certain closing conditions, the selling security holders are obligated to purchase and we are obligated to issue to the selling security holders an additional $250,000 of debentures. The debentures are convertible into the number of shares of common stock as is determined by dividing the sum of the outstanding principal amount and the amount of accrued and unpaid interest thereon by the then current conversion price. The conversion price is equal to the lesser of $0.225, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one day prior to the date of conversion. Assuming $500,000 of debentures were outstanding on April 30, 2002, such debentures would have been convertible into approximately 4,545,455 shares of common stock, but his number of shares could prove to be significantly greater in the event of a decrease in the trading price of common stock. You could therefore experience substantial dilution of your investment upon conversion of the debentures. The shares of common stock into which the debentures may be converted are being registered pursuant to the registration statement of which this prospectus is a part.

         As of April 30, 2002, we had issued warrants to purchase 750,000 shares of common stock to the selling security holders. Under the terms of the agreement we entered into with the selling security holders, we are obligated to issue to the selling security holders warrants to purchase an additional 750,000 shares of common stock upon the effectiveness of the registration statement of which this prospectus is a part. These warrants are exercisable over the next three years at a price per share equal to the lesser of $0.107, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of exercise. The shares of common stock issuable upon exercise of these warrants are being registered pursuant to the registration statement of which this prospectus is a part.

Our shares may be classified as a "penny stock" which could limit their marketability or otherwise depress their market value.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature of level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. It is likely that when public trading of our shares begins, if ever, the shares will be subject to the penny stock rules and purchasers in the shares being offered may find it more difficult to sell their shares.

We may not receive any proceeds from the securities being offered and any proceeds that we do receive will be used solely in the discretion of management without any input from investors or shareholders

         We will only receive proceeds from this offering in the event warrants are exercised. No assurance can be given that any warrants will be exercised. In the event any warrants are exercised and we receive the proceeds from such exercise, these proceeds will be added to our general working capital. This means that management will have the sole discretion on the disbursements of these funds. As it is possible that if many of the warrants are exercised a significant amount of proceeds will be realized, this will give management unfettered discretion over one of our most significant assets. With this available pool of cash, our management may determine to spend it in ways that you may not agree with and under general corporate law principles, management would generally not be required to obtain your approval before any expenditures.

                Special note regarding forward-looking statements

         Some of the statements under and elsewhere in this prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed herein and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.

                    Summary historical financial information

         The following selected financial data for the years ended September 30, 2000 and 2001, for the quarter ended December 31, 2001 and for the period since inception to December 31, 2001, is derived from our financial statements included in this prospectus. The following data should be read in conjunction with our financial statements.



Statement of operations data

                           For the Year              For the Quarter
                           Ended 09/30/01            Ended 12/31/01
                           --------------            ----------------

Net Revenues                $54,667                        $ 9,417

Operating Loss             $347,731                       $184,106

Income Taxes                $  -0-                         $  -0-

Net Loss                   $546,821                       $184,297

Loss Per Share             $ 0.0217                       $ 0.0113
(Basic and Diluted)

                           For the Year         From Inception
                           Ended 09/30/00       to 12/31/01
                           --------------       ---------------

Net Revenues                 $    -0-             $ 5,360

Operating Loss               $203,808           $ 826,745

Income Taxes                 $    -0-           $  -0-

Net Loss                     $203,161          $1,025,379

Loss Per Share               $ 0.0132               $ ?
(Basic and Diluted)

Balance sheet data

                                   December 31, 2001
                                   ----------------
Working Capital                     $  (238,600)
Total Assets                        $   306,009
Total Liabilities                   $   464,880
Stockholders' Equity                $  (158,871)

                               Plan of operations

         The following discussion should be read in conjunction with the financial statements and related notes that are included elsewhere in this prospectus. All dollar amounts in this prospectus are US dollars.

         As further described below, our main business purpose is to provide the pulp and paper industry with the most practical, economical and efficient way of giving enhanced value to the waste sludge and other solid residues generated by their wastewater treatment systems.

         We were initially formed in March 1999, are currently still in the development phase and preparing to begin commercial activity in the second quarter of 2002.

         On April 26, 1999, we entered into a license rights agreement with Marc Dufresne (1978) Inc., a shareholder and an affiliate. The amount of the license agreement was $588,000. On April 26, 1999, we issued 588,000 shares of common stock, class B, to Marc DuFresne (1978) Inc., in payment of a license fee for the process of a waste sludge conversion system. These shares were valued at $1.00 per share. Pursuant to the terms of the license agreement, on November 29, 1999 we exercised our right to cancel the agreement and to acquire outright ownership of all intellectual property and rights related to the process. Due to its financial difficulties, Marc Dufresne (1978) Inc. was unable to perform its contractual obligations such as purchasing the components and assembling the facility for the process. Accordingly, pursuant to the terms of the license agreement we were allowed to convert our licensor/licensee relationship to outright ownership of the technology, at no cost.

         In January, 2001, we rented 800 sq. ft. of space for an offices in Pompano Beach, Florida. under a one year renewable lease, costing us $750 per month.

         Additionally, in July, 2001, we rented 1200 sq. ft. of space for an executive office in Trois-Rivieres, Quebec, Canada under a three years renewable lease, costing us approximately $740 per month.

         Our total monthly expenditures are approximately $55,000, including rent, employee salaries, management salaries, office overhead, car allowances, consultant and professional fees, travel, business entertainment, equipment, and insurance. However, senior management has waived a major portion of their salary incurred to date, representing approximately $19,000 per month and intends to do so as long the company is not earning any revenues from its core business.

         During the year ending September 30, 2001, we incurred an operating loss of $347,731 and a net loss of $546,821 for an accumulated deficit since inception of $841,082. During the quarter ending December 31, 2001 we had a net loss of $184,297 for an accumulated deficit since inception of $1,025,379.

         During the fiscal year ended September 30, 2001, we received approximately $230,000 of cash of which $119,000 came from private equity investment, $40,000 as loans from major shareholders and $60,000 in revenues from a client.

         The major part of the expenditures, representing approximately 54%, were used to pay for consulting fees. The balance were used to finalize the listing of our common shares on the OTC Bulletin Board, to make 2 technical and feasibility studies with 2 paper mills and start 3 other preliminary studies.

Marketing

         Initially, we intend to concentrate on North American pulp and paper companies, to induce them to transform their sludge and wood residue into steam.

         To begin the process of making ourselves known to the industry, we attended the International Trade Show for the pulp and paper industry held in Montreal, Quebec in February 2001. We initiated contacts with numerous people in the industry, introducing them to the company and our process. At the Trade Show in January 2002, we had our own booth displaying our product, thus providing substantially more exposure to the industry.

         To enable us to target the projects with the most profit potential, we have contracted with the engineering firm, McBurney of Norcross, Georgia, to assist us in analyzing the needs of potential clients. Using publicly available data, we are able to survey information on likely candidates and perform preliminary determinations of projects that would be the most profitable for us. Thereupon, we intend to follow up by establishing direct contact with management and the engineering department of those pulp and paper mills that have been deemed most suitable for us.

         Additionally, we plan to offer, in collaboration with McBurney, our expertise and services as consultants to evaluate waste-to-energy projects with regards to their feasibility and profitability.

         We completed one such study for Paperboard Industries Inc., a subsidiary of Cascades Inc., in Jonquiere, Quebec, earning $60,000 for the Company, with approximately $20,000 additional fees anticipated in the first quarter of this fiscal year.

         Further, the profitability studies for a particular mill, can then be utilised as a sales tool to conclude long term contracts for energy generation and waste disposal with that company.

Our first installation

         On April 18,2002, we signed a contract with J. Ford Inc., a Quebec-based specialized pulp and paper producer, to sell them $5million of steam over the next five years. We are currently looking for financing to build the facility and we currently expect to begin construction in June 2002 and to have revenues from this project beginning in January 2003. We estimate that it will cost approximately $3.1 million to build the facility. We are currently concluding discussions with a bank for financing and expect to have the necessary financing in place by June 2002.

Our next potential installation

         During the past year we identified our first potential customer, The Great Northern Paper Company of Millinocket, Maine ("GNP"). We completed the profitability and feasibility studies for this installation and based upon the study's very positive conclusions, we believe we are close to finalizing a ten-year contract for the sale of steam utilizing our process. The final selling price will be determined based upon the final negotiated split of operating costs, although based on the feasibility study and additional discussions with GNP so far and the minimum recycling potential of the amount sludge generated by GNP's mills, we estimate if we sign an agreement, that the ten year contract should be at least $47,000,000 of steam sold to GNP.

         The study indicated that the cost of equipment and installation for a plant suitable for Great Northern Paper would be approximately $10,000,000. We obtained a letter of intent to finance up to 80% of the cost of the project from two Canadian finance companies, Rothschild Financial Corporation and Konex Financial Services. However we are in discussion with other major finance companies in order to obtain 100% debt financing, eliminating the need for additional equity financing.

         Although it cannot be guaranteed, we anticipate signing a contract with Great Northern Paper contract by the end of June 2002, and start the construction in July 2002. The construction will take from 6 to 9 months. We expect revenues from this contract to commence in April 2003.

Research and development

         The technical evaluation of our technology was done by the Ecole Polytechnique (affiliated with University of Montreal) and they have indicated their interest to continue research work on our process to maximize its efficiency, and to adapt this technology for use with others type of waste, specifically to generate energy from another problematic solid residue: the organic portion of municipal solid waste.

         Until revenues from contracts are realized, we currently have no plans to conduct any research and development nor to expend any additional funds on plant and equipment in the near term, except as indicated above. As well, the Company does not anticipate realizing any income from the sale of any plant or significant equipment.

Liquidity

As reflected in our December 31, 2001 balance sheet, we have minimal cash on hand. Monthly operating expenses including rent, communications, travel, and professional fees and other general and administrative expenses are approximately $36,000. Executive and management salaries are approximately an additional $19,000 per month. However, due to a lack of funds, these salaries are not being paid and are being accrued.

We have several options to fund the above monthly expenditures: In our contract with the pulp and paper manufacturers, we are requiring a deposit with the signing of the contract of approximately one month's revenue. In the case of The Great Northern Paper Company, that equates to approximately $350,000. These deposits will then contribute to the satisfying our overall monthly expenditures. Another option which could be available to us is the exercise of warrants held by warrant holders. We have approximately 3.9 million warrants outstanding. The exercise price of each warrant is $1.10 per share and they expire on January 31, 2004. Upon signing a contract for production with The Great Northern Paper Company, three major warrant holders, holding an aggregate of 3 million warrants have each indicated their willingness to exercise most if not all of their warrants. However, they are not obligated to exercise their warrants or provide us with any funds. Until any of these options eventualize, we are being funded by loans from shareholders, including management and affiliates. None of these shareholders have any obligation to continue providing loans and if these loans cease and other sources of funding are not located, we may have to severely cut back on our operations which may negatively impact our ability to sign any installation contracts. The proceeds from the warrants whose underlying shares are being registered now will only generate $272,255 if all are exercised for cash.

Effect of recent accounting pronouncements

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." ("SFAS No. 133"), which requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. We do not presently enter into any transactions involving derivative financial instruments and, accordingly, do not anticipate the new standard will have any effect on our financial statements.

                                 Use of proceeds

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive the exercise price of the warrants if they are exercised (unless exercised through the cashless exercise feature).

                                    Business

         We are a Florida corporation, established in early 1999. Our main business goal is to provide to the pulp and paper industry the most practical, economical and efficient way of giving enhanced value to the waste sludge (and other solid residues) generated by their wastewater treatment systems.

         We have acquired and improved a waste-to-energy process originally developed by Marc Dufresne (1978) Inc., of Trois-Rivieres, Quebec This process is capable of processing pulp and paper mills waste sludge and wood residues, in an efficient and environmentally-friendly way, into steam. This innovative process integrates state-of-the-art technologies that combine fuel conditioning, efficient combustion, steam generation and flue gas treatment. The steam generated by this process can be used to generate electrical power or heat.

         We believe that the North American pulp and paper industry is facing many challenges caused by an increasingly competitive world market. Pulp and paper plants in Canada are lagging behind their competitors in the U.S.A. and Europe in productivity and in quality of their products. We believe that it is generally accepted in the industry that globally, the industry is now in a restructuring phase to reduce its costs of operations and diversify its product line. Production of steam and power from waste sludge and other residues and minimal use of landfill is one of the solutions for the reduction of operating costs in the pulp and paper industry.

         As is generally known, the pulp and paper industry produces, through its activities, enormous amounts of waste sludge. Production of pulp and paper generates by-products that exit the mill in waterborne, airborne or solid forms. As mills reduce their emissions of airborne particles by installing stack scrubbers and their waterborne particles and oxygen-consuming solutes by installing clarifiers and secondary treatment systems, more and more of these by-products end up in the solid residue stream. Thus, our research shows that the rising use of secondary treatment facilities is continuously increasing, considerably, the amount of sludge generated by this industry.

         We are aware that the sludge is currently being buried, and this practice constitutes a method of disposal that has a major impact on the environment. As is generally known, landfill consumes valuable space, may lead to long-term leaching problems, and wastes the potential value of these residues. Due to the severe regulations covering the burial of these wastes, their disposal has become increasingly costly. New regulations in Quebec, in Canada and in the USA stipulate that landfill sites must be impermeable and that the lixivium, or liquid effluent, must be collected and treated to prevent water contamination and soil/ground water table contamination.

         As is generally known, the organic substances found in the sludge tend to decompose once buried, leading to the formation of gases containing a large fraction of methane produced by anaerobic degradation of buried sludge and other organic constituents that substantially contribute to the greenhouse effect. These gases also contain strong smelling compounds that constitute a major source of odor pollution for neighboring populations. We are aware that this pollution, combined with the costs related to the management and the development of landfill sites, as well as the transport costs of sludge, that are bulky with a high water content, have led the pulp and paper mills to consider alternatives to landfill.

         Waste sludge contains an important fraction of organic matter that has an attractive energy recovery potential. Our research shows that energy production from organically rich industrial wastes, such as paper mills sludge, is now considered by a majority of industrialized countries as an intrinsic aspect of a responsible care policy. This disposal approach involves several strategic advantages. This approach reduces the volume of residues to be buried by at least 90%. The production of energy using these wastes leads to significant economies in terms of traditional non-renewable fossil fuels, also providing a net reduction of the emission rates of gases believed by some scientists to be responsible for the greenhouse effect.

         However, pulp and paper mills' conventional combustion systems are either not well- suited or are simply inadequate for sludge combustion. For this reason the combustion of sludge in conventional systems often lead to:

          o a decrease in the boiler's capability to produce steam with the addition of wet wastes;
          o an important consumption of auxiliary fuel such as natural gas or oil to maintain boiler output and sufficiently high combustion temperatures due to inconsistency of waste fuel moisture and the high water content in the wastes;
          o higher  maintenance  costs due to ash clogging in the boiler  grate;
          and
          o an increase in particle emissions and slag.

         Our state-of-the-art process addresses the shortcomings observed in the currently used methods of energy production from pulp and paper wastes. Additionally, our solution is innovative in that it offers the customer a financing program. Our process can be designed, installed, operated and entirely financed by third parties. Our income is based on the sale of steam and electricity to the plant and/or on a transport charge for removing the sludge from their premises. The main economical and environmental advantages of our process can be summarized as follows:

          o no investment costs and minimal operation costs for the pulp and paper mill customer;
          o reduction of more than 90% of solid waste to be buried; extensive reduction of management costs of landfill, sludge transportation and handling costs;
          o reduction of maintenance costs on inadequate conventional boilers burning sludge;
          o increase in total efficiency of the existing steam facilities by using available flue gases of existing boilers;
          o reduction of the total amount of traditional non-renewable fossil fuels used in the plant;
          o elimination of methane emission of landfill and reduction of the global emission rates of gases responsible of the greenhouse effect;
          o elimination of problems related to odorous emission of landfills.

         Our team offers our process to the pulp and paper mills in a progressive strategic sequence. This sequence first begins with an evaluation of the feasibility and profitability of a Waste-to-energy project for both parties. As a marketing tool, we will provide this evaluation at no cost to mills where we believe the possibility exists for us to introduce our process.

         Additionally, in the medium term, we plan to modify and adapt our process to new applications such as power generation from the organic fraction of the municipal solid wastes.

The Industry

         The North American pulp and paper industry is a cornerstone of the American, Canadian and Quebec economies, employing several tens of thousands of workers in regions across North America. There are around 379 mills in the U.S.

and 121 mills across Canada with 64 in Quebec alone.

The Industry in Canada and in Quebec

         Canada's, and particularly Quebec's, pulp and paper industry has always been synonymous with massive exports. Due to market globalization and strong international competition, this industry constantly has to reach new customers and meet new demands. In 1998, total export value for Quebec pulp and paper products reached $7.4 billion and approximately $12.1 billion for Canada in 1996.

         To increase its productivity, diversify its production and improve its environmental performance, the pulp and paper industry in Quebec has proceeded with massive investments over the years. In the pulp and paper sector, capital expenditures reached $6.4 billion between 1987 and 1997, representing 20 % of all manufacturing investments made in Quebec.

         Between 1989 and 1996, Canadian mills spent $3.7 billion on the biggest environmental upgrade in the industry's history. During the same period, the industry invested $1.0 billion in building up the capacity to recycle recovered paper. Today, 23 mills across Canada are capable of recycling, and 62 mills use recovered paper in whole or in part as a source of fiber.

         Technical challenges facing the North American industry are centered on using recycled materials cost-effectively, meeting environmental regulations, and reducing energy and operation costs. Other pressures include the diminishing amount of land available for tree farms and landfill, and a lack of capital for carrying out long-term research and development projects.

The threats facing the North American industry

         As the dynamics of the industry have been changing, the North American pulp and paper industry began facing several challenges. Below are the main threats the North American industry faces today:

o Although global consumption of papers is on the increase, this increase has been mainly in foreign markets, particularly in the Far East. This forces North American companies to have to compete for the world market against worldwide paper companies, putting downward pressure on prices and upward pressure on quality and technology.
o To be able to be competitive globally, companies have to be present in the potentially large and growing markets. To achieve that, many foreign companies have merged, combining resources and increasing their presence worldwide. This places additional pressure on companies to increase their exposure in these markets and to become more efficient.
o As capacity in North America is increasing, prices are likely to drop and companies would have to operate more efficiently to maintain the same level of profitability.

The key success factors

         Given the above stated challenges, we believe that in order to compete in today's environment, pulp and paper companies have to satisfy the following four conditions:

1. Low production costs: The four main elements of production costs that have to be optimized are:

          o Lower cost of the fiber by increasingly finding close and abundant sources of recycled paper;
          o Improving the efficiency of the equipment by gradually replacing old machinery with newer ones;
          o Lower cost of labor by exerting pressure on unions to become more in line with the realities of the international global market; and
          o Reducing energy and operating costs by increasing the fraction of solid residues (wood and sludge) used for steam and electricity generation and reducing operating costs related to the landfill management.
          o Our process aims to considerably reduce the residues and landfill management costs, and to recycle these residues in a practical form: steam and power generation at low costs, contributing to reduce the global production costs of the mills.

2. Market diversification: Since the fastest growth is being found in Asia and to a lesser extent in Europe, it is important that US, Canadian and Quebec companies penetrate these markets effectively. Competing in these markets implies reducing their production costs as described above to price their products in parity with the other global companies;

3. Product diversification: New types of paper have to be developed to meet the increasingly demanding needs of consumers. Companies also have to shift their focus from the declining newsprint paper segment and focus more on writing and printing paper and specialized paper which commands higher profit margins;

4. Meeting Environmental Regulations: Pulp and paper plants are on the constant lookout for alternatives and cheaper methods of disposal. Our process produces several environmental advantages: reduction of the total amount of traditional non-renewable fossil fuels used in the plant, elimination of methane emission of landfill and reduction of the global emission rates of gases believed responsible for the greenhouse effect, and elimination of problems related to odorous emission of landfills.

Sludge and solid residues generation and management

         The solid waste management and disposal practices by the U.S. Industry was studied in 1992 by the National Council of the Paper Industry for Air and Stream Improvement, Inc., as reported in their Technical Bulletin 641.

         The total amount of solid wastes generated by the American pulp and paper industry in 1989 alone was estimated in this study to be 12.3 millions dry metric tons. The total amount of sludge generated in the same year was estimated to be 4.2 million dry metric tons. Sludge consists of fibers, organic matter, ash, inert matter and moisture. When the amount of sludge generated is expressed on a dry basis, the moisture content is excluded. For example, a mill that produces 50,000 dry metric tons per year of sludge having 70% moisture content generates 166,667 metric tons per year of humid or wet sludge. In 1989, the amount of sludge being use as landfill or lagooned accounted for approximately 70% of the total, while burning for energy accounted for approximately 21%. This shows a growing trend to energy conversion that almost doubled during the previous ten years. In 1979, the amount of sludge being used as landfill or lagooned accounted for 86% of the total, while burning for energy accounted for 11%. The considerable amount of sludge being carted to landfills every day represents an important amount of fuel for our process.

         The overall average total disposal costs for mills using landfill sites constructed since 1985 was $9.80 per cubic yard or $20.84 per wet metric ton, compared to an average for all sites, regardless of age, of $6.40 dollars per cubic yard or $13.61 per wet metric ton. This data represents current total landfill disposal costs consisting of capital plus operating costs. Estimated costs for disposal of solid wastes in new as yet un-constructed landfill sites were reported in this study to be approximately $15 per cubic yard or $31.90 per wet metric ton.

         Consequently, the 1989 annual total direct costs of sludge used as landfill in the U.S. is estimated to have been more than $146 million for the pulp and paper industry alone. This estimate is based on an average sludge humidity of 72.6%, and an average cost of landfill of $13.61 per wet metric ton. The process offered by Biomasse enables the pulp and paper mills to avoid most of these sludge disposal costs.

         In early 1990, approximately one-half of the industry's landfill sites had less than 6 years capacity remaining. Approximately 80 percent of the landfill sites had less than 20 years capacity remaining. It was estimated back in 1990 that by the end of 1999, the paper industry would require approximately 200 new landfill sites or major expansions on existing sites, with a total additional area of approximately 10,000 acres. This assumed that the amounts of solid waste would remain unchanged by 1999.

         In Canada and in Quebec

         The generation and management of solid waste residues by the Canadian pulp and paper mills were studied in 1995 by the Pulp and Paper Research Institute of Canada. Statistics and information presented in this section originate from this study. In 1995, the amount of solid residues generated by the Canadian paper industry was estimated at 7.3 millions of dry metric tons per year. Of this total, 47% was wood and bark used for fuel, 13% was wood and bark not used as fuel, 23% was sludge, 12% was inorganic, and 5% was in a miscellaneous category. Generation of secondary sludge increased by 247% from 1994. Sludge generation rates represents 44% of the total generation rates for solid residues other than wood and bark used as fuel. In 1995, almost half of the total generated sludge was deposited in landfill sites. The real generation of sludge is 5,705,000 metric tons per year, when their respective mean moistures are considered. The following table summarizes the generation rates of solid residues by the Canadian industry, in 1995:


--------------------------------------------------------------------------------------------------------------------
Solid residues                                                     Generation rates                       %
                                                                   (thousands metric tons/year)
====================================================================================================================
====================================================================================================================
Sludge                Fraction of total sludge generation:         1704                                   23%



                      Primary sludge:   42%
                      Secondary sludge: 26%
                      Deinkink sludge:  12%
                      Combined sludge:  18%
                      Intake sludge:     2%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Wood and bark                                                      4354                                   60%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Inorganics                                                         873                                    12%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Miscellaneous                                                      375                                    5%
====================================================================================================================
====================================================================================================================
                      TOTAL:                                       7306                                   100%
--------------------------------------------------------------------------------------------------------------------

         Use of landfill is still a dominant option for solid residues management. Of the waste used as landfill, 82% goes to private sites owned by the paper mills instead of public landfill sites. Land-spreading, composting and recycling account for only a small fraction of the residues. In 1995, approximately one third of the sludge was burned. A small fraction of the sludge, approximately 13%, were land spread or composted, but almost half of the total sludge generated was deposited in landfill sites. Much of the increment in secondary sludge is used as landfill, despite the problems that secondary sludge produces in these sites.

         Sludge management is considered to be among the most frequent concerns of the pulp and paper industry. Incineration of sludge is confirmed as a major problem in recent study. A lot of mills have chosen the use of landfill as a temporary measure, intending to find better ways to use sludge in the longer term. The amount of sludge available for utilization in Canada was reported by the Pulp and Paper Research Institute of Canada, in its April 1997 report, to be approximately 1,159,000 dry metric tons per year. The amount of wood and bark was approximately 868,000 dry metric tons per year in the same study.

         The costs of sludge and residues land filling outlined herein was estimated with the help of local Canadian pulp and paper associations. The estimated costs include handling and transportation, and management of the landfill site. They exclude any investment or social costs. These costs are estimated to range between $3.41 and $23.86 per wet metric ton, with a mean of approximately $8.18 per wet metric ton. Consequently, the annual (1995) total direct costs of wood residues and sludge land filling in Canada can be estimated to have been more than $37 million for the pulp and paper industry alone.

         The amount of solid residues generated by the Quebec industry was estimated in 1998 by the Environmental Ministry of Quebec to have been 3.1 millions of wet metric tons. Of this total, the total amount of generated sludge is 1,800,000 wet metric tons (58%) with 690,000 wet metric tons that were buried (38%). In Quebec, the 1998 estimated total direct costs of wood residues and sludge land filling is estimated to have been more than $8.2 million.

         Much work has been done with land application of pulp and paper mill sludge in the last 15 years. In volume 96 of Pulp and Paper Canada, Pickell and Wunderlich studied the practices and future options of sludge disposals. As mentioned in this study, the sludge has been successfully used as a replacement for manure in agricultural applications, as well as for land reclamation projects. There seems to be no available data about the costs of these applications. The lowest cost method of spreading the sludge appears to be by using dry applications that eliminate the need to re-wet the sludge before spreading. Recent studies published by Pulp & Paper Canada, 1995, show that the projected costs for this approach could be reduced to $38.17 per wet metric ton to apply approximately 36,000 wet tons onto 400 hectares. Finally, composting has been examined but has not gained a lot of support as the process can require a considerable capital investment for equipment and buildings. Odor can also be a problem and production costs can be as high as $20.45 per ton, and the market for compost is limited.

Our process

         The basis of our process is the transformation of solid organic wastes into steam. Steam is the most convenient source of energy that is used in pulp and paper plants for heating, drying or for any other energy-intensive process.

         Our operation combines the service of transporting waste sludge and wood residues brought from the plant to the process, solid fuel preparation, minimizes solid fuels storage, efficient combustion, steam production and flue gases treatment. The available flue gases from new and existing boilers are used to thermally dry solid fuels and/or preheat combustion air.

         Our process offers the possibility to operate in mixed combustion to produce steam. The process is flexible and easily adapts itself to the individual conditions of each pulp and paper mill. The main objective of the flexibility and adaptability features of the process is to maximize the use of components and utilities that are already available on site, and that can be incorporated into our process. This approach aims to minimize the investment and operational costs, benefiting both parties. For example, these components and utilities can be

     o    stocking yards;
     o    exhaust chimney;
     o    main-power to operate our system;
     o    treatment and processing of the process outputs:
     o    filtered exhaust gases;
     o    wet scrubber liquid output in the mill's waste water treatment basin;
     o    solid boiler outputs such as ash and clay for land filling;
     o    electricity to operate our process;
     o    operating control room;
     o    condensation processing and pumping; and
     o    existing buildings to install our equipment.

         Our process was externally evaluated by known experts of the chemical engineering department of the Ecole Polytechnique de Montreal (Engineering School of the Montreal University) and their findings were published by Guy and Legros in June 1997 in the University Journal. This scientific evaluation of our process validated the principles of its technology.

The product, the pricing and benefits

         The product that we sell is steam and/or a combination of steam and electricity, if the project integrates a cogeneration system. We do not intend to sell the production system that generates the end product. We plan merely to sell the output: steam and electricity. Our plan is to bill our customers based on the volume of steam generated. We will also charge a transport fee for the sludge admitted to the process. We will not charge for the installation, operation and maintenance of the system. The pricing is set on the basis of 1,000 lbs of steam produced and the amount of produced and delivered power
(kWh). And will be dependent on the each mill's guarantee to buy a minimum amount of steam (and kWh) from us, and provide a minimum constant mass flow of waste sludge and wood residues, if available. The price of the steam is also based on the confirmed investment, installation, operating and maintenance costs, financing costs of the project to us, as well as the number of components and utilities provided to us by the pulp and paper mill. Due to union regulations, we will be unable to have our employees operate the system. As a result, the mill will provide the personnel to operate the system. We will train the operator(s) as part of our service, but the mill will be completely responsible for paying the salary and benefits of the operator(s). However, these expenses will be charged back to us and are calculated and incorporated into our pricing model.

         We will remain the owner of the process and contractually sell the steam over a period of time, selected by us to achieve a return on our investment with a reasonable built in profit. The pulp and paper mill can capitalize its gains at the end of the contract. Our responsibilities can be summarized as follows:

     o    design of the process taking into account available components
     o    manufacturing and subcontracting of process components
     o    installation and start-up of the process
     o operation and maintenance of the process which can be done in collaboration with or by the customer's operator, supervised by our representative

         The customer's responsibilities can be summarized as follows:

     o    salary of the provided operator
     o    environment conformity permits for operation
     o components and utilities that can be provided advantageously, by the plant

The economic benefits

         We present here the economic aspects for both parties of a hypothetical project using our process for a representative medium size North American pulp and paper mill. In this example, we use typical data to illustrate that the proposed process generates benefits for both parties, in a general context. We present a simple context where only steam is sold to the mill and there is no power production and no garbage removal fees. In other words, while our process will get rid of the waste by converting it into steam, if the mill is interested, we can then use the steam to generate energy, or we can simply deliver the steam to the mill for them to use or not as they choose.

         We assume that the following equipment, labor and utilities are advantageously provided by the mill:

     o    Existing sludge warehouse
     o    Process monitoring and control room

     o Treatment of our wet scrubber liquid effluent by the existing primary and secondary treatment system
     o Electricity, water supply and compressed air for the operation of our process
     o    Condense pumping and treatment
     o    Ash management and final disposal

         The following basic data are used in our evaluation:

     o    Hours of operation per year: 8200 hrs
     o    Cost of natural gas 0.10 $/Nm3
     o    Cost of electricity sold to us by the mill: 0.04 $/kWh
     o Total mass flow of wet sludge generated by the mill: 12.4 metric tons/hr
     o    Average moisture of mix sludge: 59.17%
     o    Landfill cost of sludge and ashes: 13.61 $/metric ton
     o    Current cost of steam production by the mill: 4.37 $/1000lbs
     o    Cost of the steam sold by us to the mill: 6.00 $/1000lbs
     o    Total mass flow of generated steam sold by our process: 40,000 lbs/hr
     o    Capital cost for this project: $6.1 million
     o    Annual cost of operation and maintenance for this project: $800,000


--------------------------------------------------------------------------------------------------------------------
Summary of benefits for a typical pulp and paper mill                                       $/year
====================================================================================================================
====================================================================================================================
Savings related to the project:
1. landfill cost of sludge                                                                  $1,384,000
2. employee for sludge management                                                           43,000
3. material for sludge management (loader, trucks, etc.)                                    34,000
Annual  savings:                                                                            $1,461,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Expenses related to the project:
1. extra cost of steam:
    cost of the steam sold by Biomasse to the mill 40,000lbs/hr*8200 hrs/year*6.00 $/1000lbs= $1,968,000 $/year Current cost of steam production by the mill 40,000lbs/hr*8200 hrs/year*4.37 $/1000lbs= $1,433,360 $/year
                                                                 534,640 $/year
Annual  expenses:                                                                           (535,000)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Annual benefits:                                                                            926,000
====================================================================================================================
====================================================================================================================
Summary of benefits for Biomasse                                                            $/year
====================================================================================================================
====================================================================================================================
Incomes related to the project:
1. minimal revenue from steam sales :
    40,000lbs/hr*8200 hrs/year*6.00 $/1000lbs=       1,968,000 $/year
Annual incomes                                                                              $1,968,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Expenses related to the project:
1. cost of operation and maintenance                                                        $800,000
    (mainly electricity, natural gas and maintenance)
2. employee for process management                                                          30,000
3. landfill cost of ashes and inert material (mainly sand and clay)                         239,000
Annual expenses:                                                                            (1,069,000)
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------


Annual benefits:                                                                            899,000
====================================================================================================================
====================================================================================================================
Estimated payback period:                                                                   6.78 years
====================================================================================================================
====================================================================================================================
Total annual benefits for both parties:                                                     1,825,000
--------------------------------------------------------------------------------------------------------------------

The market

         The primary target market for our process is the North American pulp and paper industry. Once established in this industry, we intend to offer our process to the wood processing industries (saw mills, furniture manufacturers, etc.). In the longer term, we plan to adapt our process to generate power from another problematic solid residue: the organic fraction of municipal solid wastes. After realizing a few projects in North America, we expect to also expand our market to other continents if opportunities are offered.

         There are approximately 500 pulp and paper mills in North America. Based on available studies, these mills generate more than 19.6 million of dry metric tons of solid residues per year. The real generation of wastewater treatment sludge can be estimated to be 21 million of wet metric tons per year. As discussed earlier, wet residue is sludge with a high moisture content making it heavier and more difficult to dispose of in an environmentally safe fashion. The total direct costs of sludge sent to landfill sites in North America can be estimated to more than $200 million annually. A large fraction of the North American pulp and paper mills do not currently attribute any enhanced value to this residue that we have shown can be efficiently transformed into valuable steam and electricity and contribute significantly to reductions in their production costs.

         We also intend to capitalize on the fact that pulp and paper companies often operate several plants in the same state or geographic region. Once our processes has been installed in one plant and its benefits become clear, the installation of the process in other plants of the same paper company can reasonably be expected.

Marketing strategy

         We hope to install two projects this year. We believe that after the industry sees the success of these initial installations that we will be able to obtain more contracts.

         Our first objective is to identify the most profitable "sludge & residues-to-energy" projects in North America.

         To enable us to target the projects with the most profit potential, we have contracted with the engineering firm, McBurney of Norcross, Georgia to assist us in analyzing the needs of potential clients. Using publicly available data, we are able to survey information on likely candidates and perform preliminary determinations of projects that would be the most profitable for us. To do so, we have developed a questionnaire soliciting information from most likely potential customers on their solid waste management and current disposal practices. Typical required information are: flow rate generation of sludge and other wood residues, solid wastes disposal costs, age of currently used landfill and availability of landfill sites, residues combustion problems, landfill site management problems, de-watering problems, utility costs, fuel costs, current costs of steam production by the mill, sludge characteristics, etc.

         Thereupon, we intend to follow up by establishing direct contact with management and the engineering department of those pulp and paper mills that have been deemed most suitable for us.

         We have begun the process of approaching several major pulp and paper company in Quebec and in the U.S.

         We intend to establish a direct contact with the management and the engineering of the most suitable pulp and paper mills. We will offer our expertise and services to evaluate the feasibility and the profitability of a waste-to-energy project, for both parties, in collaboration with the mill. This collaboration will be dictated by involvement agreements. The proposed studies could be partially or fully financed by the mills. Our analyses will be proposed with an optimal sharing of responsibilities, as outlined previously under the product, pricing and benefits sections.

         We further intend to promote our process in industry trade shows, public seminars and in industry publications. We will intensify this promotion of our process and approach once we have completed our first major Waste-to-Energy project.

Competition

         The Company believes that the combination of our improved steam generating process, and the "turnkey" business model offered to the industry has no direct competition. In addition, the specialized boilers used in our process, that are uniquely designed and built by McBurney are available to us exclusively when sold to any Canadian clients initially contacted by us.

Environmental costs

         We currently have only negligible expenses relating to environmental compliance laws. Our process was specifically designed to be environmentally-friendly and to comply with generally popular environmental laws. Based upon our research, we do not expect to incur any significant expenses in adapting our process to comply with local environmental laws in the jurisdictions we are marketing our process. Approximately 20% of our equipment expenses for installing our system is for environmental compliance. This cost is built into our pricing.

Employees

         We currently have five full time employees, three of whom are senior management. One is engaged in financial activities, two of whom are in sales and marketing and one is director of engineering and research and development.
Additional financing permitting, we intend to hire up to three additional employees. None of our employees are represented by a labor union. We believe that relations with our employees are good.

Properties

         Our facilities are located in approximately 1,200 square feet of leased office space in Trois-Rivieres Ouest shared with Marc Dufresne (2000) Inc., of which we currently occupy approximately 400 sq. ft. with an option to expand.

The lease in Trois-Rivieres Ouest expires in June 2004 and provides for an annual rental of approximately $9,000. We are currently looking for a location in Florida.ngs

         We are not involved in any material legal proceedings.


                                   Management

Officers and directors

     Our officers and directors are as follows:


Name                       Age              Position

Benoit Dufresne            38               President and Director

Jean Gagnon                56               Vice-President and Secretary and
                                            Director

Pierre H Vincent           46               Vice-President, Legal & Governmental
                                            Affairs and Director

Maurice Robert             51               Director

Marcel Mongrain            68               Director

Denis Durand               46               Director


Officers and directors

Benoit Dufresne, President

         Mr. Benoit Dufresne was educated in biotechnology and business law and has specialized training in communications from the Canadian Army. He worked as financial director for Marc Dufresne (1978) Inc. from 1986 to 1999. During this tenure, he managed a budget of over $10,000,000 for Sibco Inc., an international conglomerate consisting of over 12 corporations. Mr. Dufresne was vice-president of Thermaltech Afrique S.A., a Moroccan corporation specializing in energy technology from 1994 to 1998. Also, from 1987 and continuing until 1998, he was president of, and active on a part-time basis for, Thermaltech Canada inc., a corporation specializing in various technologies related to the energy industry.

Mr. Jean Gagnon, Chief Financial Officer

         Mr. Jean Gagnon has more than twenty years of experience in the financial markets industry including, marketing analysis, business development, planning and organizing, restructuring and reorganizing, problem solving and contract negotiation. From 1981 to 1987, Mr. Gagnon was the director of sales and marketing for the financing firm Borg Warner Acceptance Canada. In 1987, Mr. Gagnon founded Societe Merivel Inc., a consulting firm specializing in commercial leasing. The company was responsible for the implementation and administration of many companies for which he created, presented and negotiated successfully more than 3,000 contracts in commercial leasing activities with different financial institutions. He was president of Societe Merivel until 1995. In 1996, Mr. Gagnon joined Bombardier Capital as director of operations and business development for this financing firm until 1998, during which year he became VP finance for the predecessor project to Biomasse.

Mr.  Pierre H. Vincent,  Vice President Legal and Governmental Affairs

         Mr. Pierre H. Vincent is a practicing lawyer since his admission to the Quebec Bar in 1976 and he also holds a Masters degree in Commerce from University of Sherbrooke. Aside from his law practice, from 1995 to 1998, Mr. Vincent was VP Legal Matters for Uniforet Inc., a Quebec based public company in the forestry industry. During this period he was responsible for legal matters, strategies and activities related to the environment. He was also corporate secretary responsible to define and implement a strategic plan concerning the environmental policy for Uniforet. For nine years, during 1984 to 1993, he sat as a Member of Parliament for the Canadian Government. During this period he was, at various times, Minister of Environment, Minister of Consumer and Business Affairs, Parliamentary Secretary to the Minister of Finance, to the Vice Prime Minister and to the Minister of Revenue.

Mr. Maurice Robert, Director

         Mr. Maurice Robert is a professional mechanical engineer specializing in project management. Mr. Robert has a degree in Mechanical Engineering and a Masters Degree in Arts. Since 1998 he has been president and chief executive officer of Polydex Inc., a company which specializes in international development and consulting engineering in the construction industry. From 1981 to 1998 he was an associate at VFP Consultants Inc., during which time he managed a team of 30 professional engineers and technicians and was director and technical director of the mechanical engineering department.

Mr. Marcel Mongrain, Director

         Mr. Mongrain, President of Marlu inc., businessman, is best known for owning and operating, over the past 25 years, 10 McDonald's franchises, creating over 400 jobs and generating over 23 million dollars of business yearly. By establishing the very first franchise in the area, followed by 8 other locations and the very first bistro type McDonalds in Quebec, he has become a well known and respected businessman in the Trois-Rivieres and surrounding areas.

Mr. Denis Durand, Director

         Mr. Denis Durand holds a Masters degree in Economics from Universite Laval. Since 1993, he has been a senior partner at Jarislowsky Fraser limited, a firm of investment consultants located in Montreal. He has also occupied different positions at some well-known companies since the beginning of his career in 1973. He also sits on a few other boards of directors.

         Directors serve for one year terms and until replaced at an annual meeting of shareholders.

Indemnification of Directors and Officers

         Section 145 of the Florida General Corporation Law, as amended, authorizes the Company to Indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company's Certificate of Incorporation contains provisions relating to the indemnification of director and officers and the Company's By-Laws extends such indemnities to the full extent permitted by Florida law.

         The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such persons.

Compensation of Directors

         Directors are to receive, each, a $500 honorarium for each attendance at a Board of Directors meeting, plus an annual stipend of $2,000 to cover expenses, plus 20,000 warrants per year to a maximum of 100,000 warrants. These warrants have an exercise price of $1.10 and an expiry date of approximately three years post issuance. As at September 30, 2001, no warrants have as yet been issued.

                          Security ownership of certain
                        beneficial owners and management

         The following table sets forth, as of March 31, 2002, information regarding the beneficial ownership of our common stock based upon the most recent information available to us for

     o each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

     o    each of our officers and directors and

     o    all of our officers and directors as a group.

         Each stockholder's address is c/o Biomasse International Inc., 4720 Boulevard Royal, Suite 103, Trois-Rivieres Ouest, Quebec G9A 4N1.


                                                    Number of
                              Number of         currently exercisable
Name                         shares owned        warrants owned
                             beneficially          beneficially*             % of total
-------------             -------------------      -----------              ------------
Benoit Dufresne               2,877,873             1,005,400                  21.4
Jean Gagnon                     205,000             1,000,000                   6.6
Simon Dufresne                1,373,777                 1,000                   8
Societe Merivel Inc. (1)        938,956                  -0-                    5.5



W.A.F.A. Investment Corp  (2) 5,714,855                  -0-                   33.4
Abdel Jabbar Abouelouafa (3)        0               1,000,000                   5.5
Sibco Inc. (4)                  911,568                  -0-                    5.3
Marc Dufresne (1978) Inc. (5)   950,565                  -0-                    5.6

All officers and directors
as a group (3 persons)(6)     4,715,524             2,005,400                  35.2


* Pursuant to the applicable regulations covering this disclosure, currently exercisable warrants - even if out of the money-are added to the shareholdings to determine the percentage of shares owned.
(1)  Controlled by Jean Gagnon, our Vice President Finance.
(2)  Owned by W.A.F.A. TRUST which is controlled by the Abouelouafa family.
(3) Mr. Abouelouafa is our consultant. Does not include shares and warrants held by W.A.F.A. Investment Corp.
(4)  Owned by Benoit and Simon Dufresne.
(5)  Owned 50 % by Sibco Inc.
(6) Includes the portion of the securities held by entities partially owned by an officer/director.

                             Executive compensation

         From inception through December 31, 2000 no compensation was paid to any of our executive officers.


                           Summary Compensation Table

Name and                                                              Other          Long-term
Principal Position         Year(1)         Salary       Bonus       Compensation
Compensation:Options       ------          ------       -----       ------------
------------------

Benoit Dufresne             2001         $85,000           0             $10,200            0
Chairman & President


(1) Covers the period from October 1, 2000 to the fiscal year end on September, 2001.

Employment agreements

         On January 1st, 2000, Mr. Benoit Dufresne entered into a five (5) year employment agreement commencing January 1st, 2000. The agreement provides for an annual salary of $85,000. Mr. Dufresne may also receive bonuses as determined by the board of directors.

         On January 1st, 2000, Mr. Jean Gagnon entered into a five (5) year employment agreement commencing January 1st, 2000. The agreement provides for an annual salary of $70,000. Mr. Gagnon may also receive bonuses as determined by the board of directors.

         On April 1, 2000, pursuant to these agreements, we issued 1,000,000 warrants to each of Messrs. Dufresne and Gagnon. The warrant are exercisable at $1.10 per share and expire on January 31, 2002.

         In July 2002, Mr. Pierre Vincent entered into a five (5) year employment agreement. The agreement provides for an annual salary of $50,000. Mr. Vincent may also receive bonuses as determined by the board of directors.

                 Certain relationships and related transactions

         On April 1st, 2000, Mr. Abouelouafa entered into a five (5) year consulting agreement. The agreement provides for an annual fee of $60,000 before our listing on the OTC:BB and $100,000 after the listing. Mr. Abouelouafa also received some other benefits consisting of a life insurance policy costing approximately $1,000 per year and a car allowance costing approximately $500 per month.

         Since inception, we made advances to Abdel Jabbar Abouelouafa and Jean Gagnon in the amounts of $4,475 and $9,802, respectively, for expenses they may incur. These advanced amounts are required to be repaid in the following fiscal year if the advances exceed the incurred expenses. As of December 31, 2000, Mr. Abouelouafa had repaid his advances.

         On April 26, 1999, we entered into a license rights agreement with Marc Dufresne (1978) Inc., a shareholder and an affiliate. The amount of the license agreement was $588,000. On April 26, 1999, we issued 588,000 shares of common stock, class B, to Marc DuFresne (1978) Inc., in payment of the license fee. These shares were valued at $1.00 per share. Pursuant to the terms of the license agreement, on November 29, 1999 we exercised our right to cancel the agreement and to acquire outright ownership of all intellectual property and rights related to the process. Due to its financial difficulties, Marc Dufresne
(1978) Inc. was unable to perform its contractual obligations such as purchasing the components and assembling the facility for the process. Accordingly, pursuant to the terms of the license agreement we were allowed to convert our licensor/licensee relationship to outright ownership of the technology, at no cost.

         On July 7, 1999, we issued 306,000 shares of common stock, class B, to Marc DuFresne (1978) Inc., a shareholder and an affiliate, in settlement of an invoice for the purchase of equipment in the amount of $306,000

         We have a note payable dated September 30, 1999 in the amount of $56,566 to Marc DuFresne (1978) Inc., a shareholder of the company. This note is for reimbursements of expenditures paid by Marc DuFresne (1978) Inc. during the fiscal year ended September 30, 1999 on behalf of Biomasse International, Inc. The note is unsecured and bears interest of prime plus two percent and matures on September 30, 2000. This note was converted into 56,565 shares in November 1999.

         Our policy is to obtain all supplies and services on a normal competitive basis, but that, all things being equal, to purchase from affiliated or related entities. All related party transactions must be reviewed by the board of directors to assure that we are not paying higher than fair market arms-length prices. We currently have three independent directors on our board and a majority of them must approve all related party transactions.

                      Disclosure of commission position on
                 indemnification for securities act liabilities

         Neither our by-laws nor our certificate of incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Florida law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            Description of securities

Authorized and outstanding stock

         Our authorized capital stock consists of 5,000,000 shares of Class A, $1.00 par value and 55,000,000 shares of Class B common stock, $.001 par value. As of April 30, 2002 there were 17,114,711 shares of Class B common stock outstanding, which were held by approximately 113 stockholders of record. We have no intention of issuing any of the Class A shares and intend to file an amendment to our certificate of incorporation to cancel the Class.

Common stock

         Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

Warrants

         In addition to the warrants and debentures issued in our spring 2002 private placement which will be discussed below, we currently have 3,929,900 warrants outstanding, each of which entitles the registered holder thereof to purchase, at any time until the close of business on January 31, 2004, one share of Class B common stock at a price of $1.10. All of the warrants contain provisions which protect the holders thereof against dilution by adjustment of the exercise price and number of warrants, in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events.

Transfer agent and registrar

         The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan blvd # 1, Boulder City, Nevada 89005-2100.

Dividend policy

         Under applicable law, dividends may only be paid out of legally available funds as proscribed by a statute, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

Shares available for future sale

         On the date of this prospectus, all 12,314,420 shares included in this prospectus, if issued, will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act for so long as this prospectus is still current. An additional 13,085,390 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations. These figures do not include the additional 3,929,900 shares underlying previously outstanding exercisable warrants. The shares underlying these warrants will only be freely tradable upon exercise, if they are then covered by an effective prospectus.

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         Our shares of common stock are currently included for quotation on the OTC Bulletin Board. Pursuant to SEC regulations, the OTC Bulletin Board is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three month period.

                          Securities purchase agreement

         Pursuant to a Securities Purchase Agreement dated March 28, 2002 (the "Securities Purchase Agreement"), on such date we received a $250,000 investment from the selling security holders through the issuance of $250,000 aggregate principal amount of 12% Secured Convertible Debentures due March 28, 2003 (the "Debentures"), which are convertible into shares of our common stock at a conversion price of the lesser of $.225, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. In connection with the sale of the Debentures we also issued to the selling security holders three-year warrants (the "Warrants") to purchase an aggregate of 750,000 shares of common stock at an exercise price equal to the lesser of $.107, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of exercise.

         In connection with the sale of the Debentures we also entered into a Registration Rights Agreement with the selling security holders (the "Registration Rights Agreement") pursuant to which we agreed to file with the Securities and Exchange Commission the registration statement of which this prospectus is a part for the resale of the shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants and the additional terms of the Securities Purchase Agreement, upon the declration of effectiveness of the registration statement and provided certain other customary closing conditions are satisfied, none of which such closing conditions is within the control of the selling security holders, the selling security holders will be obligated to purchase, and the Company will be obligated to sell and issue to the selling security holders, additional Debentures in the aggregate principal amount of $250,000 and additional Warrants to purchase an aggregate of 750,000 shares of common stock, with the closing of such purchase to occur within ten business days of the effective date of the registration statement. The closing conditions that must be satisfied prior to the sale and issuance of the additional Debentures and Warrants are as follows:

               -    The   representations   and  warrants  made  by  us  in  the
                    Securities Purchase Agreement must be true and correct in all material respects.

               - We shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Securities Purchase Agreement to be performed, satisfied or complied with by us.

               - No litigation shall have been commenced or governmental action taken which prohibits the consummation of any of the transactions contemplated by the Securities Purchase Agreement.

               -    No material adverse event shall have occurred to us.

               - The shares of common stock issuable upon conversion of the Debentures and exercise of the Warrants shall have been authorized for quotation on the Nasdaq OTC Bulletin Board and trading in the common stock on the Nasdaq OTC Bulletin Board shall not have been suspended by the SEC or the Nasdaq OTC Bulletin Board.

         The registration statement of which this prospectus is a part covers the resale of the shares of our common stock issuable upon conversion of the Debentures and exercise of the Warrants. As described in the following paragraph, the number of shares issuable upon the conversion of the Debentures and exercise of the Warrants fluctuates depending on the market price of our common stock. The 14,111,111 shares of our common stock being registered represents an estimate of two times the maximum number of shares issuable upon conversion of the Debentures and exercise of the Warrants as of April 30, 2002.

         The number of shares we are required to issue upon the conversion of the Debentures fluctuate with our common stock market price and therefor cannot be determined until the day of conversion. The number of shares issuable upon conversion is obtained by dividing the amount of principal and interest being converted by the conversion price. The conversion price is determined at the time of conversion and is equal to the lower of $.225, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. You should be aware that the selling security holders may engage in short sales of our common stock at any time, including prior to converting in short sales of our common stock at any time, including prior to converting the Debentures, which would put downward pressure on the market price our common stock and could therefor result in more shares being issued to the selling security holders on conversion than might otherwise be the case.

         Assuming all $500,000 of the Debentures were fully converted on May 6, 2002 the conversion price would have been $.09 and upon conversion of the selling security holders would have received 5,555,555 (500,000/0.09) shares of common stock. Assuming that all 1,500,000 Warrants were fully exercised concurrently with such conversion the selling security holders would have received 7,545,455 shares of common, which following such conversion and exercise would represent approximately 30% of our total outstanding shares. You could therefore experience substantial dilution of your investment upon conversion of the Debentures and exercise of the Warrants. Additionally, you should be aware that there is no limit on the number of shares into which the Debentures are convertible that is not waivable by the selling security holders in their sole discretion and if the trading price of our common stock should fall significantly we may be required to issue substantially more shares of our common stock upon conversion of the Debentures, which could result in even later dilution to existing shareholders.

Description of secured convertible debentures and warrants

         The securities being offered by the selling security holders consist of shares of common stock that are issuable upon the conversion of $250,000 of secured convertible debentures and upon the exercise of warrants that we issued in a private placement on March 28, 2002 and upon the conversion of an additional $250,000 of secured convertible debentures and the exercise of additional warrants that we will issue to the selling security holders within 10 business days following the effectiveness of the registration statement of which this prospectus is a part. The debentures (including the additional debentures) have an aggregate original principal amount of $500,000 bear interest at a rate of 12% per annum. The debentures are convertible into common stock at a conversion price equal to the lesser of $.225, subject to adjustment under certain antidilution provisions, and fifty percent of the average of the lowest three inter-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date of conversion. The warrants (including the additional warrants) are exercisable for a three year period for an aggregate of 1,500,000 shares of our common stock at an initial exercise price equal to the lesser of $0.107, subject to adjustment under certain antidilution provisions, and the average of the lowest three inter-day trading prices for our common stock during the ten trading day period ending one trading day prior to the date of exercise.

         In connection with the sale of the debentures we entered into a security agreement with the selling security holders to secure the payment obligations under the debentures. This agreement grants the selling security holders a first prior security interest in all of our tangible and intangible property which includes all of our goods, inventory, contract, rights, receivables, patents, trademarks and copyrights. As a result, if we default upon the repayment terms of the debentures, our assets would become subject to foreclosure and it could be very difficult to remain a going concern.

         The debentures provide that they may not be converted into common stock, nor may the holder receive shares in payment of interest, if the debenture holder and any affiliate would, as a result, beneficially own more than 4.9% of our company's issued and outstanding shares of common stock. However, this limitation can be waived by the holder as to itself, in its sole discretion, by giving 61 days' prior notice to us. The conversion limitations do not preclude a holder from converting and selling all or a portion of the outstanding principal amount of the debentures that would result in the beneficial ownership by such holder of less than 4.9% of the shares of common stock than outstanding, and thereafter converting and selling an additional similar portion of its holdings. In this manner such holder could over time receive and sell a number of shares of common stock in excess of 4.9% of the shares of common stock outstanding while never beneficially owning more than 4.9% at any one time and without ever having waived the 4.9% restriction described above.

         The number of shares being offered by the selling security holders represents 200% of the shares of common stock issuable to the selling security holders upon (i) full conversion of the debentures assuming all $500,000 of the debentures were converted on April 30, 2002 and (ii) exercise of the warrants assuming all 1,500,000 warrants were exercised on April 30, 2002. Because the number of shares of common stock issuable upon conversion of the debentures and as payment of interest thereon is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will then be issued in respect of such conversions or interest payments and, consequently, offered for sale under the registration statement of which this prospectus is a part, cannot be determined at this time. We have contractually agreed to include herein all shares of common stock issuable upon conversion of the debentures, payment of interest thereunder and exercise of the warrants issued to the selling security holders.

         The registration statement of which this prospectus is a part does not cover the sale or other transfer of the debentures of warrants. If a selling security holder transfers its debentures or warrants, the transferee of the debentures or warrants may not sell the shares of common stock issuable upon conversion or exercise of the debentures or warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us. For the period a holder holds our debentures or warrants, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion of the debentures or exercise of the warrants. The holders of the debentures and warrants may be expected to convert their debentures or market price for our common stock. Further, the terms on which we could obtain additional capital during the period in which the debentures or warrants remain outstanding may be adversely affected.


                              Plan of distribution

         The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

         o on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

         o        in privately-negotiated transactions;

         o        through the writing of options on the shares;

         o        short sales; or

         o        any combination thereof.

         The sale price to the public may be:

         o        the market price prevailing at the time of sale;

         o        a price related to such prevailing market price;

         o        at negotiated prices; or

         o such other price as the selling stockholders determine from time to time.

         The shares may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                              Selling stockholders

         We are registering shares of common stock underlying convertible debentures and warrants purchased by investors in our 2002 private placement.

         Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

         Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by them and/or by our transfer agent and from other available sources in April, 2002.

                            Shares Beneficially Owned

Name of Selling Security Holder                   Before Offering            Offering            After offering          Percentage
AJW Partners, LLC                                  3,143,636                 3,143,636                   0                    0
New Millennium Capital Partners II, LLC            3,143,636                 3,143,636                   0                    0
AJW New Millennium Offshore, Ltd.                  4,352,727                 4,352,727                   0                    0
Pegasus Capital Partners, LLC                      1,450,911                 1,450,911                   0                    0

         The  number  of  shares  set  forth  in  the  table  for  the   selling
stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

         Under the terms of the debentures and the related warrants, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                                  Legal matters

         Legal matters in connection with this offering are being passed upon by the law firm of Heller, Horowitz & Feit P.C., New York, New York.

                                     Experts

         Our audited financial statements as of September 30, 2000 and 2001 and for the fiscal years then ended are included in this prospectus in reliance upon the report of Mark Cohen C.P.A., an independent certified public accountant, and upon the authority of said person as an expert in accounting and auditing.

                              Available information

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the reports, proxy statements and other information we file can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549:

         Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at (202) 942-8090. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET
                              AT DECEMBER 31, 2001
                                  (UNAUDITED)

                                     Assets

Current Assets
     Cash and cash equivalents                                        $ 14,066
     Receivables, net                                                   10,312
     Prepaid Consulting fees                                           185,753
     Other current assets (principally related party)                   16,150

       Total current assets                                            226,280
Property and equipment, net                                             20,468
Intangibles, net                                                        51,028
Other assets                                                             8,234

       Total assets                                                    306,009
                                                                    ===========

                      Liabilities and Shareholder's Equity

Current Liabilities
     Accounts payable and accrued expenses                             235,385
     Accrued salaries and payroll related benefits                     100,040
     Other current liabilities (principally related party)             129,455

       Total current liabilities                                       464,880

Shareholder's Equity
     Common Stock, class A, $1.00 par value; authorized                      -
          5,000,000 shares; issued and outstanding 0 in 2001
     Common Stock, class B, $.001 par value; authorized                 19,135
          55,000,000 shares; issued and outstanding 16,544,945
     Paid in Capital                                                   845,884
     Treasury Stock                                                     (2,590)
     Deficit accumulated during the development stage               (1,025,379)
     Accumulated other comprehensive income                              4,080

       Total Shareholder's Equity                                     (158,871)

        Total liabilities and shareholder's equity                    $306,009
                                                                   ============

        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENT OF OPERATIONS
             FOR THE THREE MONTHS ENDED DECEMBER 31, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2001



                                                                                                            Inception
                                                                  Three months ended December 31,       (March 19, 1999)
                                                                ----------------------------------------     through
                                                                     2001               2000             December 31, 2001
                                                                --------------     --------------       --------------------
                                                                 (Unaudited)        (Unaudited)             (Unaudited)

Revenues:                                                          $ 9,417              $ -                   $ 64,084

Cost of Revenues:                                                        -                -                     58,724
                                                                --------------     --------------       --------------------

Gross Profit                                                         9,417                -                      5,360

Operating Expenses:
       Marketing                                                    74,594                -                     74,594
       Travel                                                        6,896                2,967                 66,499
       Professional fees                                             2,021                -                    121,967
       Consulting fees                                              19,071               30,400                209,205
       Directors fees                                                5,000                -                      5,000
       Salaries and payroll related benefits                        58,093                -                    134,621
       Rent                                                          4,000                3,082                 32,624
       Depreciation                                                  1,324                  214                  3,248
       Amortization                                                  5,500                1,833                 58,972
       Selling, general and administrative expenses                 17,023               13,893                125,374
                                                                --------------     --------------       --------------------
                                                                   193,523               52,389                832,105

Operating Loss                                                    (184,106)             (52,389)              (826,745)

Other Income/(Expense)

      Interest Income - related party                                    -                  177                    824
      Interest Income - other                                            5                -                          5
      Interest Expense                                                (197)               -                       (523)
      Foreign exchange                                                   -                -                      1,059
      Loss on impairment of asset                                        -                -                   (200,000)
                                                                --------------     --------------       --------------------
  Total Other Income                                                  (192)                 177               (198,634)

Net Loss                                                          (184,297)             (52,212)            (1,025,379)

Basic weighted average common shares outstanding                16,274,457           15,265,188
                                                                ==============     ==============

Basic Loss per common share                                      $ (0.0113)         $ (0.0034)
                                                                ==============     ==============


        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENT OF CASH FLOWS
             FOR THE THREE MONTHS ENDED DECEMBER 31, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH DECEMBER 31, 2001


                                                                                            Inception
                                                                                        (March 19, 1999)
                                                      For the years ended December 31,       through
                                                      ----------------------------------------------------
                                                          2001             2000         December 31, 2001
                                                      -------------    --------------   ------------------
                                                      (Unaudited)       (Unaudited)         (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                       $ (184,297)        $ (52,212)        $ (1,025,380)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
           Depreciation and amortization                     6,824             2,047               62,221
           Rent expense offset to paid in capital                              1,500                5,000
           Issuance of warrants for advisory services                                              10,000
           Issuance of options for professional services                                            6,000
           Loss on impairment of asset                                                            200,000
           Issuance of shares for consulting services       14,247                                 14,247
           Accumulated other comprehensive income            4,080                                  4,080
Changes in Operating assets and liabilities:
           Receivables                                      (9,627)            6,853              (10,312)
           Other Current Assets                             (5,369)            1,742              (16,150)
           Other Assets                                          -             8,296               (8,234)
           Accounts Payable and Accrued Liabilities        187,119            23,496              464,880
                                                      -------------    --------------   ------------------

Net cash provided by/(used in) operating activities         12,976            (8,276)            (293,648)


CASH FLOWS FROM INVESTING ACTIVITIES:

           Purchase of property and equipment                2,877                 -              (23,717)
                                                      -------------    --------------   ------------------

Net cash provided by/(used in) investing activities          2,877                 -              (23,717)


CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Notes payable, principally related parties                     -                 -               56,566
  Purchase of treasury stock                                (3,136)                -               (7,636)
  Exercise of warrants                                           -                 -                1,325
  Sales of common stock                                          -             3,500              281,177
                                                      -------------    --------------   ------------------

Net cash provided by/(used in) financing activities         (3,136)            3,500              331,432
                                                      -------------    --------------   ------------------


Net increase (decrease) in cash and cash equivalents        12,716            (4,776)              14,066
Cash and cash equivalents, beginning of period               1,350             4,891                    -
                                                      -------------    --------------   ------------------

Cash and cash equivalents, end of period                  $ 14,066             $ 115             $ 14,066
                                                      =============    ==============   ==================


Supplemental Schedule of noncash investing and financing activities:

April 26, 1999 issued 588,000 shares of common stock                                              110,000
for license rights from affiliate (recorded at predecessor
basis)

July 07, 1999 issued 306,000 shares of common stock                                               200,000
for equipment from affiliate (recorded at predecessor
basis)

November 29, 1999 issuance of 56,565 shares of                                56,566              113,132
common stock in settlement of note payable (related
party)


        Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

NOTE 1 -BASIS OF PRESENTATION

         The accompanying unaudited financial statements of Biomasse International, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. The financial statements reflect all adjustments consisting of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

         These financial statements should be read in conjunction with the audited financial statements and footnotes thereto included in Biomasse International, Inc.'s form 10-KSB as filed with the Securities and Exchange Commission.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - EARNINGS (LOSS) PER SHARE

         Earnings (Loss) per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings (loss) per share, which is based on the weighted-average number of common shares outstanding during the period, and diluted earnings
(loss) per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect.

NOTE 3 - GOING CONCERN

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The company reported a net loss of $184,297 for the three months ended December 31, 2001 (unaudited) as well as reporting net losses of $1,025,379 from inception (March 19, 1999) to December 31, 2001 (unaudited). As reported on the statement of cash flows, the Company has incurred negative cash flows from operating activities of $293,648 from inception (March 19, 1999) (unaudited). To date, these losses and cash flow deficiencies have been financed principally through the sale of common stock ($281,177) (unaudited). Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations. Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish long term relationships with other major organizations to implement its unique technology to process and dispose of the waste created by pulp and paper companies in an efficient and environmentally-friendly way.

NOTE 4 - STOCKHOLDER'S EQUITY

         On October 19, 2001, the Company repurchased from a shareholder 3,335 units (each unit consisting of one (1) share of common stock and one (1) warrant).

         On December 17, 2001, the Company issued 325,000 shares in settlement of a consulting agreement.

                                Mark Cohen C.P.A.
                           1772 East Trafalgar Circle
                               Hollywood, Fl 33020
                                (954) 922 - 6042
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Biomasse International, Inc.

We have audited the accompanying balance sheet of Biomasse International, Inc. (a company in the development stage) as of September 30, 2001 and 2000 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the year ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biomasse International, Inc. at September 30, 2001 and 2000, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has experienced an operating loss and management has determined that it will require additional capital to continue funding operations and meet its obligations as they come due. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/Mark Cohen
Mark Cohen C.P.A.
A Sole Proprietor Firm

Hollywood, Florida
December 20, 2001

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                                 BALANCE SHEET


                                     Assets
-------------------------------------------------------------------------------------------------------------
                                                                                             September 30,
-------------------------------------------------------------------------------------------------------------
                                                                                 2001              2000
-------------------------------------------------------------------------------------------------------------
Current Assets
     Cash and cash equivalents                                                     $ 1,350           $ 4,891
     Receivables, net                                                                  685            11,402
     Other current assets                                                           10,781            11,544
-------------------------------------------------------------------------------------------------------------
       Total current assets                                                         12,815            27,837
Property and equipment, net                                                         24,670           203,128
Intangibles, net                                                                    56,528            78,528
Other assets                                                                         8,234            12,180
-------------------------------------------------------------------------------------------------------------
       Total assets                                                                102,246           321,673
                                                                                ============        =========

                      Liabilities and Shareholder's Equity

Current Liabilities
     Accounts payable and accrued expenses                                         170,369            53,694
     Accrued salaries and payroll related benefits                                  48,977                 -
     Other current liabilities                                                      58,415            31,591
     Note Payable                                                                        -                 -
-------------------------------------------------------------------------------------------------------------
       Total current liabilities                                                   277,761            85,285
-------------------------------------------------------------------------------------------------------------
Shareholder's Equity
     Common Stock, class A, $1.00 par value; authorized                                  -                 -
          5,000,000 shares; issued and outstanding 0 in 2001
          and 2000
     Common Stock, class B, $.001 par value; authorized                             19,135            19,135
          55,000,000 shares; issued and outstanding 16,223,280
          and 15,165,188 respectively
     Paid in Capital                                                               649,344           905,485
     Treasury Stock                                                                 (2,912)           (3,970)
     Share subscription receivable                                                       -          (390,000)
     Deficit accumulated during the development stage                             (841,082)         (294,262)
-------------------------------------------------------------------------------------------------------------
       Total Shareholder's Equity                                                 (175,514)          236,388
-------------------------------------------------------------------------------------------------------------
        Total liabilities and shareholder's equity                                $102,246          $321,673
                                                                                ============        =========


Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENT OF OPERATIONS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001



                                                                                                 Inception
                                                                                               (March 19, 1999)
                                                              Year Ended September 30,             through
                                                               2001             2000           September 31, 2001
                                                           ------------     ------------       ------------------
                                                                                                   (Unaudited)

Revenues:                                                    $ 54,667         $     -                $ 54,667

Cost of Revenues:                                              58,724               -                  58,724
                                                           ------------     ------------       ------------------
Gross Profit                                                   (4,057)              -                  (4,057)

Operating Expenses:
       Travel                                                  20,458           32,938                 59,603
       Professional fees                                       29,859           27,915                119,946
       Consulting fees                                        122,313           57,821                190,134
       Salaries and payroll related benefits                   76,528                -                 76,528
       Rent                                                    15,090           12,925                 28,624
       Depreciation                                             1,341              584                  1,924
       Amortization                                            22,000           22,000                 53,472
       Selling, general and administrative expenses            56,086           49,625                108,351
                                                           ------------     ------------       ------------------
                                                              343,674          203,808                638,582

Operating Loss                                               (347,731)        (203,808)              (642,639)

Other Income/(Expense)

      Interest Income - related party                             178              646                    824
      Interest Expense                                           (326)               -                   (326)
      Foreign exchange                                          1,059                -                  1,059
      Loss on impairment of asset                            (200,000)               -               (200,000)
                                                           ------------     ------------       ------------------
  Total Other Income                                         (199,089)             646               (198,443)

Net Loss                                                     (546,821)        (203,161)              (841,082)

Basic weighted average common shares outstanding           16,052,108       15,449,199
                                                           ============     ============
Basic Loss per common share                                 $ (0.0217)       $ (0.0132)
                                                           ============     ============


Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                            STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001




                                                                                               Inception
                                                                                            (March 19, 1999)
                                                        For the years ended September 30,       through
                                                            2001              2000         September 30, 2001
                                                        --------------    --------------   -------------------
                                                                                               (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                          $ (546,821)       $ (203,161)           $ (841,083)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
            Depreciation and amortization                      23,341            22,584                55,397
            Rent expense offset to paid in capital              4,500               500                 5,000
            Issuance of warrants for advisory services                                                 10,000
            Issuance of options for professional services       6,000                                   6,000
            Loss on impairment of asset                       200,000                                 200,000
Changes in Operating assets and liabilities:
            Receivables                                        10,717             5,983                  (685)
            Other Current Assets                                  763             4,388               (10,781)
            Other Assets                                        3,946           (10,962)               (8,234)
            Accounts Payable and Accrued Liabilities          192,476            53,757               277,761
                                                        --------------    --------------   -------------------

Net cash provided by/(used in) operating activities          (105,075)         (126,913)             (306,624)


CASH FLOWS FROM INVESTING ACTIVITIES:

            Purchase of property and equipment                (22,883)           (3,711)              (26,594)
                                                        --------------    --------------   -------------------

Net cash provided by/(used in) investing activities           (22,883)           (3,711)              (26,594)


CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Notes payable, principally related parties                        -                 -                56,566
  Purchase of treasury stock                                        -            (4,500)               (4,500)
  Exercise of warrants                                          1,325                                   1,325
  Sales of common stock                                       123,092            83,400               281,177
                                                        --------------    --------------   -------------------

Net cash provided by/(used in) financing activities           124,417            78,900               334,568
                                                        --------------    --------------   -------------------


Net increase (decrease) in cash and cash equivalents           (3,541)          (51,724)                1,350
Cash and cash equivalents, beginning of period                  4,891            56,615                     -
                                                        --------------    --------------   -------------------

Cash and cash equivalents, end of period                      $ 1,350           $ 4,891               $ 1,350
                                                        ==============    ==============   ===================


Supplemental Schedule of noncash investing and financing activities:

April 26, 1999 issued 588,000 shares of common stock                                                  110,000
for license rights from affiliate (recorded at predecessor
basis)

July 07, 1999 issued 306,000 shares of common stock                                                   200,000
for equipment from affiliate (recorded at predecessor
basis)

November 29, 1999 issuance of 56,565 shares of                                   56,566                56,566
common stock in settlement of note payable (related
party)


Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       STATEMENT OF SHAREHOLDERS' EQUITY
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001



                                                     Common Class A            Common Class B        Treasury Shares - Class B
                                                --------------------------------------------------   ------------------------------
                                                 Shares         Amount     Shares Par Value Amount    Shares  Par Value Amount
                                                -------------------------  -----------------------   ------------------------------


Balance, beginning:  March 19, 1999                 -             $ -         -            $     -       -                $ -

April 01, 1999  sale of Class B common stock                             17,684,723  0.001  17,685
April 01, 1999 contract settlement -
     BBT Consulting Group, Inc.                                             500,000  0.001     500
April 01, 1999 non cash advisory services
April 26, 1999
  Issuance of stock to
  Marc Dufresne (1978) Inc. for license rights                              588,000  0.001     588
  Dividend to affiliate - Marc Dufresne (1978) Inc.
  for license rights
July 07, 1999
  Issuance of stock to Marc Dufresne (1978) Inc.
  for equipment                                                             306,000  0.001     306
  Dividend to affiliate - Marc Dufresne (1978) Inc.
  for equipment
September 30, 1999 sale of Class B common stock through                      56,500  0.001      57
circular offering
Net loss year ended September 30, 1999
                                                -------------------------  -----------------------   ------------------------------
Balance: September 30, 1999                         -             -       19,135,223 0.001  19,135         -                -

November 29, 1999
  Repurchased treasury shares from
  Marc Dufresne (1978) Inc.                                                                           (4,500,000) 0.001  (4,500)
  Proceeds from the sale of Class B
  through circular offering                                                                                3,000  0.001       3
  Issuance of stock to Marc Dufresne
  (1978) Inc. for settlement                                                                              56,565  0.001      57
  of note payable
Sale of Class B common through circular
offering                                                                                                  70,400  0.001      70
September 30, 2000  subscription of Class B
common through circular offering                                                                         400,000  0.001     400

September 30, 2000 office rent applied to
paid in capital
Net loss for the twelve month period
ended September 30, 2000
                                                -------------------------  -----------------------   ------------------------------
Balance, ending:  September 30, 2000                -            -         19,135,223 0.001 19,135    (3,970,035) 0.001  (3,970)

Office rent applied to paid in capital
Receipts for share subscription receivable
Cancellation of share subscription                                                                      (386,500) 0.001    (387)
Exercise of warrants                                                                                   1,325,000  0.001   1,325
Issuance of options for professional services
Sale of Class B common through circular offering                                                         119,592  0.001     120
Net loss for the twelve month period ended September 30, 2001
                                                -------------------------  -----------------------   ------------------------------
Balance, ending:  September 30, 2001                 -           -          19,135,223 0.001 19,135   (2,911,943) 0.001  (2,912)
                                                =========================  =======================   ==============================

Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       STATEMENT OF SHAREHOLDERS' EQUITY
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001
(CONT.)



                                                                           Paid in   Subscription   Development  Shareholder's
                                                                           Capital   Receivable       Stage         Equity
                                                                           ---------  -------------  -----------  -------------
Balance, beginning:  March 19, 1999                                        $ -        $ -            $    -          $ -

April 01, 1999  sale of Class B common stock                                 -                            -         17,685
April 01, 1999 contract settlement - BBT Consulting Group, Inc.              -                            -            500
April 01, 1999 non cash advisory services                                  10,000                     (10,000)           -
April 26, 1999
  Issuance of stock to Marc Dufresne (1978) Inc.
  for license rights                                                      587,412                         -        588,000
  Dividend to affiliate - Marc Dufresne (1978) Inc.                      (478,000)                                (478,000)
  for license rights
July 07, 1999
  Issuance of stock to Marc Dufresne (1978) Inc.
  for equipment                                                           305,694                         -        306,000
  Dividend to affiliate - Marc Dufresne (1978) Inc.                      (106,000)                                (106,000)
  for equipment
September 30, 1999 sale of Class B common stock through                    56,444                         -         56,500
circular offering
Net loss year ended September 30, 1999                                                              (81,101)       (81,101)
                                                                        ----------     ----------  ---------    -----------
Balance: September 30, 1999                                               375,550         -         (91,101)       303,584


November 29, 1999
  Repurchased treasury shares from Marc Dufresne (1978) Inc.                                                        (4,500)
  Proceeds from the sale of Class B through circular offering               2,997                                    3,000
  Issuance of stock to Marc Dufresne (1978) Inc. for settlement            56,509                                   56,566
  of note payable
Sale of Class B common through circular offering                           70,330                                   70,400
September 30, 2000  subscription of Class B common through                399,600       (390,000)                   10,000
circular offering
September 30, 2000 office rent applied to paid in capital                     500                                      500
Net loss for the twelve month period ended September 30, 2000                                       (203,161)     (203,161)
                                                                        ----------    -----------   ---------    -----------
Balance, ending:  September 30, 2000                                      905,485       (390,000)   (294,262)      236,388

Office rent applied to paid in capital                                      4,500                                    4,500
Receipts for share subscription receivable                                  3,500                                    3,500
Cancellation of share subscription                                       (386,114)       386,500                         -
Exercise of warrants                                                            -          -                         1,325
Issuance of options for professional services                               6,000                                    6,000
Sale of Class B common through circular offering                          119,472                                  119,592
Net loss for the twelve month period ended September 30, 2001                                      (546,821)      (546,821)
                                                                        ----------   -----------   ---------     -----------
Balance, ending:  September 30, 2001                                      649,344          -       (841,082)      (175,514)
                                                                        ==========   ===========   =========     ===========

Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

         Biomasse International, Inc., was incorporated in the State of Florida on March 19, 1999. The company has acquired a unique technology to process and dispose of the waste created by pulp and paper companies in an efficient and environmentally-friendly way. The pulp and paper industry in Canada is facing many challenges caused by an increasingly competitive world market. Pulp and paper plants in Canada are lagging behind their competitors in the U.S.A. and Europe in productivity and in quality of their products. The industry is now in a restructuring phase to reduce its costs of operations and diversify its products line. The industry is also increasingly scrutinized by environmental agencies as this industry is a major producer of toxic waste. Environmental regulations are becoming tighter and the public is becoming more environmentally-conscious. Biomasse International, Inc.'s technology addresses both problems: to eliminate the toxic waste by incinerating it and then from the waste material to produce steam energy which can be used for the operation of machinery in the plants. The plant thus saves the cost of trucking the waste to distant locations to bury it, and at the same time it eliminates the waste completely, meeting the most stringent environmental concerns.

         Biomasse International, Inc. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management estimates:
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

Fair value of financial instruments:
     The carrying amounts of cash and equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short duration of these instruments.

Intangible assets
     Intangible assets consist principally of intellectual property and rights related to the technology to process and dispose of waste created by pulp and paper companies. Intangible assets are amortized on a straight line basis over 5 years.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Impairment of long-lived assets:
     Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for the measurement, if available. If quoted market prices are not available, the estimate of fair value shall be based on the best information available in the circumstances. The estimate of fair value shall consider prices for similar assets and the results of valuation techniques to the extent available in the circumstances. Valuation techniques include the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, option-pricing models, matrix pricing and fundamental analysis.

Cash and cash equivalents:
    The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

Receivables:
     The Company believes that the carrying amount of receivables at September 30, 2001 approximates the fair value at such date.

Property, equipment and depreciation:
     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as follows when the property and equipment is placed in service:

                                                          Estimate Useful Life
                                                                 (In Years)

                  Office Furniture and Equipment                     10
                  Computer Equipment                                  3
                  Machinery and Equipment                            10

Repairs and maintenance are charged to operations as incurred, and expenditures for significant improvements are capitalized. The cost of property and equipment retired or sold, together with the related accumulated depreciation, are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in operations.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

Revenue Recognition

     The Company's revenues recognized to date are consultation services. In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provide guidance for disclosures related to revenue recognition policies. Management believes that Biomasse International, Inc.'s revenue recognition practices are in conformity with the guidelines of SAB 101.

Earnings (Loss) per share calculation:
     Earnings (Loss) per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings (loss) per share, which is based on the weighted-average number of common shares outstanding during the period, and diluted earnings (loss) per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect.

NOTE 3 - DETAILS OF FINANCIAL STATEMENT COMPONENTS

                                                          September 30,
                                                       2001             2000
                                                       ----             ----
Receivables:
   Due from Federal Tax Authority                    $  685          $ 2,830
   Due from Provincial Tax Authority                      -            2,985
   Advances due from A. Abouelouafa                       -            5,587
                                                  --------------      -------
                                                     $  685          $11,402

Other current assets:
   Prepaid rent                                           -              282
   Employee advances                                 10,781           11,262
                                                  --------------      -------
                                                   $ 10,781         $ 11,544

Property and equipment:
   Furniture & Fixtures                            $  3,971         $  1,638
   Computer Equipment                                 8,415            2,073

   Equipment                                         14,208          200,000
                                                     -------         -------
   (Acquired from affiliate and recorded at          26,594          203,711
     predecessor basis with the cost over
     such basis recorded as a dividend to
     affiliate).
  Accumulated depreciation                            1,924              583
                                                  --------------   ----------
                                                    $24,670        $ 203,128

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001

NOTE 3 - DETAILS OF FINANCIAL STATEMENT COMPONENTS (CONTINUED):

Intangibles:
   Intellectual property                        $   110,000        $ 110,000
   (Acquired from affiliate and recorded at
     predecessor basis with the cost over
     such basis recorded as a dividend to
     affiliate).
   Accumulated amortization                          53,472           10,490
                                                    --------      -------------
                                                $    56,528         $ 99,510

On November 29, 1999, the Company was advised by Marc Dufresne (1978) Inc., a majority shareholder and affiliate, of a financial difficulty concerning Marc Dufresne (1978) Inc.. By way of a licensing agreement dated April 26, 1999, the Company exercised it right to cancel the agreement and acquire the intellectual property at no cost as a penalty to Marc Dufresne (1978) Inc., for its inability to perform its contractual obligation.

NOTE 4 - COMMITMENTS AND CONTIGENCIES

Office Leases

         On September 01, 2000, the Company entered into an agreement with Gestion Sibco Inc. for office space Quebec, Canada. Benoit DuFresne is a major shareholder of Gestion Sibco Inc.. The term of the agreement is one (1) year expiring on August 31, 2001. The annual lease amount is $6,000 USD. Gestion Sibco Inc has agreed to waive the lease payments due since the Company is in the development stage and has incurred losses since inception. The lease was cancelled on July 01, 2001 without penalty. $500.00 for September 2000 and $4,500 for the period from October 01, 2000 through June 30, 2001 has been reflected in the financial statements of the Company at September 30, 2000 and 2001 as rent expense with an offset to paid in capital.

         On May 6th 2001, the Company entered into an agreement to lease office space for a period of three years starting on July 1, 2001 and ending on June 30, 2004. The annual lease payment is $11,150.00 CAD.

         The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of September 30, 2001:

                  Year ending September 30:
                  2002 - $ 19,970
                  2003 -   15,641
                  2004 -    6,139
                  2005 -        -
                  2006 -        -
                        ------------
                         $ 41,750

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001

NOTE 5 - GOING CONCERN

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company reported net losses of $546,821 and $203,161 for the twelve months ended September 30, 2001 and 2000 respectively as well as reporting net losses of $841,082 from inception (March 19, 1999) to September 30, 2001. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $105,075 and $126,913 for twelve months ended September 30, 2001 and 2000 respectively and has reported deficient cash flows from operating activities of $306,624 from inception (March 19, 1999). To date, these losses and cash flow deficiencies have been financed principally through the sale of common stock ($281,177). Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and seek new expansive areas in waste disposal. Management anticipates that additional investments will be needed to develop an effective sales and marketing program before the organization will generate sufficient cash flow from operations to meet current operating expenses and overhead.

NOTE 6 - RELATED PARTY TRANSACTIONS

     Repurchase of shares from stockholder:
     On November 29, 1999, the Company was advised by Marc Dufresne (1978) Inc., a majority shareholder and affiliate, of a financial difficulty concerning Marc Dufresne (1978) Inc.. By way of a licensing agreement dated April 26, 1999, the Company exercised it right to cancel the agreement and repurchase 4,500,000 shares held by Marc Dufrresne (1978) Inc. These shares are being held by Biomasse International, Inc. as treasury shares. The company also exercised its right to acquire all intellectual property and rights related to the technology to process and dispose of waste created by pulp and paper companies at no cost as a penalty to Marc Dufresne (1978) Inc., for its inability to perform its contractual obligation. The company had a note payable dated September 30, 1999 in the amount of $56,566 to Marc DuFresne
     (1978) Inc., a majority shareholder of the company. This note is for reimbursements of expenditures paid by Marc DuFresne (1978) Inc. during the fiscal year ended September 30, 1999 on behalf of Biomasse International, Inc. As part of the above transaction, it was agreed by all parties to issues 56,565 shares of stock is settlement of this note.


NOTE 7 - CONVERSION OF LICENSE RIGHTS TO INTELLECTUAL PROPERTY

     On November 29, 1999, the Company was advised by Marc Dufresne (1978) Inc., a majority shareholder and affiliate, of a financial difficulty concerning Marc Dufresne (1978) Inc.. By way of a licensing agreement dated April 26, 1999, the Company exercised it right to cancel the agreement. The company also exercised its right to acquire all intellectual property and rights related to the technology to process and dispose of waste created by pulp and paper companies at no cost as a penalty to Marc Dufresne (1978) Inc., for its inability to perform its contractual obligation.

NOTE 8 - INCOME TAXES

     The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001

NOTE 9 - SHAREHOLDERS' EQUITY

     Common stock
          The Company has 5,000,000 shares of class A common stock which to date have never been issued. Management has no intent of issuing any of these shares and will be canceling these shares by filing an amendment to the articles of incorporation with the State of Delaware.

          On November 29, 1999, the Company issues 56,565 shares of stock stock of Class B, at a price of $1.00 per share, as settlement of a note payable dated September 30, 1999 in the amount of $56,566 to Marc DuFresne (1978) Inc., a majority shareholder of the company. This note is for reimbursements of expenditures paid by Marc DuFresne (1978) Inc. during the fiscal year ended September 30, 1999 on behalf of Biomasse International, Inc.

          From October 01, 1999 to September 30, 2000, the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one
          (1) share of common stock and one (1) warrant), sold 73,400 units at price of $1.00 per unit. From this transaction, the Company issued 73,400 shares of Class B common stock and 73,400 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2004, one share of common stock at a price of $1.10.

          On September 30, 2000 the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 400,000 units at price of $1.00 per unit through a share subscription receivable. From this transaction, the Company issued 400,000 shares of Class B common stock and 400,000 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2004, one share of common stock at a price of $1.10. On April 30, 2001 386,500 shares of Class B common stock and 386,500 warrants were cancelled due to the share subscription receivable deemed uncollectible.

          From October 01, 2000 to September 30, 2001, the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one
          (1) share of common stock and one (1) warrant), sold 119,592 units at price of $1.00 per unit. From this transaction, the Company issued 119,592 shares of Class B common stock and 119,592 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2004, one share of common stock at a price of $1.10.

          From October 01, 2000 to September 30, 2001, 1,325,000 options were exercised at a purchase price of $0.001.

    Treasury stock
          On November 29, 1999, the Company was advised by Marc Dufresne (1978) Inc., a majority shareholder and affiliate, of a financial difficulty concerning Marc Dufresne (1978) Inc.. By way of a licensing agreement dated April 26, 1999, the Company exercised it right to cancel the agreement and repurchase 4,500,000 shares held by Marc Dufrresne
          (1978) Inc at $0.001 per share. These shares are being held by Biomasse International, Inc. as treasury shares. The company uses the cost method of accounting for treasury stock. The company has made these shares available first for sale through its circular offering and also before any other unissued common shares are sold. The total number of treasury shares available at September 30, 2001 is 2,911,943.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001

NOTE 9 - SHAREHOLDERS' EQUITY (CONTINUED):

     Warrants and options

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". The Company has determined that it will continue to account for employee stock-based compensation under Accounting Principles Board No. 25 and elect the disclosure-only alternative under SFAS No. 123.

          From October 01, 1999 through September 30, 2000, the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one
          (1) share of common stock and one (1) warrant), sold 73,400 units at price of $1.00 per unit. From this transaction, the Company issued 73,400 shares of Class B common stock and 73,400 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2004, one share of common stock at a price of $1.10.

          On April 01, 2000, the Company issued 1,000,000 warrants to A Abdel Jabbar Abouelouafa as part of a contractual consulting agreement. As per the agreement, consulting fees of $5,000 per month since April 01, 2000 have been reflected in the financial statements, which is the entire consulting fee agreed to. The warrants are exercisable at $1.10 per share and expire on January 31, 2004. The Company did not reflect any expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on April 01, 2000.

          On April 01, 2000, the Company, pursuant to an executive employment contract, issued 1,000,000 warrants to its President, Mr. Benoit Dufresne. The warrants are exercisable at $1.10 per share and expire on January 31, 2004. The Company did not reflect any compensation expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on April 01, 2000.

          On April 01, 2000, the Company, pursuant to an executive employment contract, issued 1,000,000 warrants to its Vice President Finance, Mr. Jean Gagnon The warrants are exercisable at $1.10 per share and expire on January 31, 2004. The Company did not reflect any compensation expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on April 01, 2000.

          On Augurst 22, 2000, the Company issued 300,000 warrants to 3 parties as part of a contractual consulting agreement. As per the agreement, consulting fees of $1,000 per month since April 01, 2000 have been reflected in the financial statements, which is the entire consulting fee agreed to. The warrants are exercisable at $1.10 per share and expire on January 31, 2004. The Company did not reflect any expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on August 22, 2000.

          On August 22, 2000, the Company, pursuant to an employment contract, issued 100,000 warrants to its Director of Engineering R&D. The warrants are exercisable at $0.001 per share and expire on January 31, 2004. The Company did not reflect any compensation expense in the financial statements for these warrants issued since the grant price of the warrant exceeded the fair value of the stock on August 22, 2000.

                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001

NOTE 9 - SHAREHOLDERS' EQUITY (CONTINUED):

          On September 30, 2000 the Company, in accordance with it offering circular to sell no less than 200,000 and up to 1,250,000 units on an ongoing basis (each unit consisting of one (1) share of common stock and one (1) warrant), sold 400,000 units at price of $1.00 per unit. From this transaction, the Company issued 400,000 shares of Class B common stock and 400,000 warrants. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2002, one share of common stock at a price of $1.10. On April 30, 2001 386,500 shares of Class B common stock and 386,500 warrants were cancelled due to the share subscription receivable deemed uncollectible.


FAS 123 "Accounting for stock based compensation"


                                                               Year ended September 30,
Paragraph 47 (a)                                              2001                2000
                                                              -----               ----

1.     Beginning of year - outstanding
           i. number of options                            2,825,000             725,000
          ii. weighted average exercise price                   .001                .001
2.     End of year - outstanding
           i. number of options                            2,000,000           2,825,000
          ii. weighted average exercise price                   1.10                .779
3.     End of year - exercisable
           i. number of options                            2,000,000           2,825,000
          ii. weighted average exercise price                   1.10                .779
4.     During the year - Granted
          i.  number of options                                    0           2,100,000
         ii.  weighted average exercise price                      0               1.048
5.     During the year - Exercised
          i.  number of options                              825,000                   0
         ii.  weighted average exercise price                   .001                   0
6.     During the year - Forfeited
          i.  number of options                                    0                   0
         ii.  weighted average exercise price                      0                   0
7.     During the year - Expired
          i.  number of options                                    0                   0
         ii.  weighted average exercise price                      0                   0


                          BIOMASSE INTERNATIONAL, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)
                       NOTES TO THE FINANCIAL STATEMENTS
                FOR THE YEARS ENDED SEPTEMBER 30, 2001 AND 2000
           FROM INCEPTION (MARCH 19, 1999) THROUGH SEPTEMBER 30, 2001

NOTE 9 - SHAREHOLDERS' EQUITY (CONTINUED):


                                                              Year ended September 30,
                                                            2001                         2000
                                                            ----                         ----
Paragraph 47 (b) Weighted-average grant-date
fair value of options granted during the year:
         1.    Equals market price                          0.00                         0.00
         2.    Exceeds market price                         0.00                         0.00
         3.    Less than market price                       0.00                         0.00

Paragraph 47(C)Equity instruments other than options        none                          none


Paragraph 47(d) Description of the method and significant assumptions used during the year to estimate the fair value of options:

The Black Scholes option pricing model is the method used to calculate The fair value of options.


1.       Weighted average risk-free interest rate          6.00%                        6.00%
2.       Weighted average expected life (in months)        4.00                        16.00
3.       Weighted average expected volatility              0.00%                        0.00%
4.       Weighted average expected dividends               0.00                         0.00

Paragraph 47(e) Total compensation cost recognized in         0                            0
income for stock-based employee compensation awards.

Paragraph 47(f) The terms of significant none none modifications of outstanding awards.

Paragraph 48 - Options outstanding at the date of the latest statement of financial position presented:
1.       (a) Range of exercise prices                     $1.10                   $ 0.001-$1.10
         (b) Weighted-average exercise price               1.10                            0.82
2.       Weighted-average remaining contractual            4.00                           16.00
         life (in months)




                                                                                       Inception
                                                                                      Mar. 19, 1999
                                                     Year ended      Year ended          Through
After proforma effect                                Sept. 30, 2001  Sept 30, 2000    September 30, 2001
                                                     --------------  -------------   -------------------
Net Income                                                (546,821)    (203,161)         (841,082)
Earnings per share                                       $ (0.0217)   $ (0.0132)



----------------------------------------------------------------------------------------------------------------

You should only rely on the  information  contained  in this document or other  information that we refer you to. We have
not  authorized   anyone  to  provide  you  with  any  other
information  that is  different.  You should  note that even               14,111,111 Shares of Common Stock
though  you  received a copy of this  prospectus,  there may have  been  changes  in our  affairs  since the date of this prospectus.  This prospectus does not constitute an offer to sell  securities in any  jurisdiction in which such offer or
solicitation is not authorized                                             BIOMASSE INTERNATIONAL INC.

TABLE OF CONTENTS
PAGE

Risk factors                           2
Special note regarding
    Forward-looking statements         7
Summary historical financial
    Information                        8                                   PROSPECTUS
Plan of operations                     9
Use of proceeds                       12
Business                              13
Management                            20
Security ownership of certain
    Beneficial owners and
    Management                        22
Executive compensation                22
Certain relationships and
   Related transactions               23
Disclosure of commission position
    on indemnification for securities                                     _____________ , 2002
    act liability                     23
Description of securities             23
Plan of distribution                  25
Selling stockholders                  26
Legal matters                         28
Experts                               28
Available information                 29
Index to Financial Statements.......  F-

----------------------------------------------------------------------------------------------------------------


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

         The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee .......................           $   250
Accountants' Fees .......................................................$ 2,000
Legal Fees ..............................................................$15,000
Printing  and  engraving ............................................... $ 5,000
Miscellaneous ...........................................................$   750

        Total                                                           $ 23,000
                                                                         =======
Item 14.  Indemnification of directors and officers.
          ------------------------------------------

         Neither our By-Laws nor our Certificate of Incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Florida law.

Item 15.  Recent sales of unregistered securities
          ---------------------------------------

         On April 01, 1999, the Company issued an aggregate of 17,684,723 shares of Class B common stock to 30 persons as founding shareholder's at a price of $.001. These shares were issued to non-U.S. persons pursuant to the exemption contained in Regulation S except for one shareholder which is a U.S. entity but is controlled by a non-U.S. person and was exempt pursuant to Section 4(2).

         On April 01, 1999, the Company issued 500,000 shares of Class B common stock at par value and 500,000 warrants to BBT Consulting Group, Inc. as part of its contractual agreement to obtain a (NASD) OTC Bulletin Board listing of its common shares. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $.001. The fair value of the shares and warrants were determined to be $.001 on April 01, 1999.

The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On April 01, 1999, the Company issued 100,000 warrants to Mr. Rene-Jean Lavallee for advisory services valued at $10,000. Each warrant entitles the registered holder thereof to purchase at any time one share of common stock at a price of $.001. These warrants were issued for advisory services relating to the engineering aspects of a project. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On April 01, 1999, the Company, pursuant to certain executive employment contracts, issued 725,000 warrants to the senior executives of the Company at an exercise price of $.001 per share. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On April 01, 2000, the Company issued an aggregate of 3,000,000 warrants to as part of contractual agreements. The warrants are exercisable at $1.10 per share and expire on January 31, 2004.

         On April 26, 1999, the Company issued 588,000 shares of Class B common stock, at a price of $1.00 per share, to Marc DuFresne (1978) Inc., a shareholder of the company, in payment of a licensing fee in the amount of $588,000. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On July 07, 1999, the Company issued 306,000 shares of Class B common stock, at a price of $1.00 per share to Marc DuFresne (1978) Inc., a majority shareholder of the company and an affiliate, in settlement of an outstanding invoice for the purchase of equipment in the amount of $306,000. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         In an offering commencing on September 30, 1999, the Company sold an aggregate of 529,000 units at a price of $1.00 per unit. Each unit consisted of one share and one warrant. Each warrant entitles the registered holder thereof to purchase at any time from the date of the offering until the close of business January 31, 2004, one share of common stock at a price of $1.10. These units were issued exclusively to non-U.S. persons pursuant to the exemption contained in Regulation S.

         On November 29, 1999, the Company issued 56,565 shares of Class B common stock at a price of $1.00 per share, as settlement of a note payable dated September 30, 1999 in the amount of $56,566 to Marc DuFresne (1978) Inc., a majority shareholder of the company. This note was for reimbursements of expenditures paid by Marc DuFresne (1978) Inc. during the fiscal year ended September 30, 1999 on behalf of Biomasse International, Inc. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On August 22, 2000, the Company issued 300,000 warrants to 3 parties as part of a contractual consulting agreement. The warrants are exercisable at $1.10 per share and expire on January 31, 2004. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On August 22, 2000, the Company, pursuant to the terms of an employment contract, issued 100,000 warrants to its Director of Engineering R&D. The warrants are exercisable at $1.10 per share and expire on January 31, 2004. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         In January 2002, the Company issued 250,000shares of Class B common stock to The NIR Group for advisory services performed during the first quarter of 2002. The issuance was an exempt transaction pursuant to Section 4(2) inasmuch as it was not issued as part of an offering to raise funds.

         On March 28, 2002, we issued 12% secured convertible debentures due March 28, 2003 in the aggregate principal amount of $250,000 to the selling security holders, which are convertible into shares of our common stock. In connection with the sale of the debentures we also issued to the selling security holders three-year warrants to purchase an aggregate of 750,000 shares of common stock. In connection with the sale of the debentures we also entered into a Registration Rights Agreement with the selling security holders pursuant to which we agreed to file this registration statement for resale of the shares of common stock issuable upon conversion of the debentures and exercise of the warrants. Within ten business days after the effective date of this registration statement, the selling security holders will purchase additional debentures in the aggregate principal amount of $250,000 and additional warrants to purchase an aggregate of 750,000 shares of common stock. These securities were issued in reliance upon the exemption from the registration provisions of the Securities Act provided for by Section 4(2) thereof and Rule 506 promulgated thereunder since all the purchaser were accredited investors and it did not involve a public offering.

Item 16.  Exhibits and financial statements schedules.

     3.1      Certificate of Incorporation, as amended*
     3.2      By-Laws*
     4.1      Specimen Common Stock Certificate*
     4.2      Specimen Warrant Certificate*
     4.3      Form of Warrant Agreement*
     4.4      Form of 12% Secured Convertible Debenture**
     4.5      Form of Stock Purchase Warrant**
     5        Opinion of Heller, Horowitz & Feit P.C.**
     10.1     Leases*
     10.2     Employment Agreement with Benoit Dufresne*
     10.3     Employment Agreement with Jean Gagnon*
     10.4     Consulting Agreement with Abdel Jabbar Abouelouafa*
     10.5     License rights agreement with Marc DuFresne (1978) Inc.*

     10.6     Consulting Agreement with BBT Consulting Group, Inc.*
     10.8     Securities Purchase Agreement dated March 28, 2002.**
     10.9     Registration Rights Agreement dated March 28, 2002.**
     10.10    Security Agreement dated March 28, 2002.**
     23.1     Consent of Heller, Horowitz & Feit, P.C.
             (included in the Opinion filed as Exhibit 5)
     23.2     Consent of Mark Cohen, C.P.A.**

* Incorporated by reference from Registration Statement on Form SB-2, file no. 333-48480
** Filed herewith

Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registraion statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs
               (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
               Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (iv) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

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                                   SIGNATURES

         In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the 30th day of April, 2002.

     BIOMASSE INTERNATIONAL INC.


     By: /s/Benoit Dufresne
         Benoit Defresne


     In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

Signature                      Title                       Date
----------                     ------                     ------


By: /s/Benoit Dufresne         President and Director      April 30, 2002
    Benoit Dufresne


By: /s/Jean Gagnon             Vice President Finance,     April 30, 2002
    Jean Gagnon                Secretary and Director



By: /s/Pierre H. Vincent       Vice President Legal and    April 30, 2002
    Pierre H. Vincent          Governmental Affairs and
                               Director

By: __________________         Director                    April __, 2002
    Maurice Robert


By: /s/Marcel Mongrain         Director                    April 30, 2002
    Marcel Mongrain


By:___________________         Director                    April __, 2002
    Denis Durand

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